Exhibit 99.2

The following information about Salix has been taken from the Annual Report on Form 10-K for the year ended December 31, 2014, filed by Salix with the SEC on March 2, 2015. Unless the context otherwise requires, the “Company,” “we,” “us,” and “our” refer, collectively, to Salix Pharmaceuticals, Ltd. and its subsidiaries. For the purpose of this Exhibit 99.2, only “Item 1 – Business,” “Item 1A – Risk Factors,” “Item 2 – Properties,” “Item 3 – Legal Proceedings” and “Item 9A – Controls and Procedures” are incorporated herein by reference. No other item referenced in this Exhibit 99.2 is incorporated herein by reference.

Item 1. Business

OVERVIEW

We are a specialty pharmaceutical company dedicated to acquiring, developing and commercializing prescription drugs and medical devices used in the treatment of a variety of gastrointestinal disorders, which are those affecting the digestive tract. Our strategy is to:

•	identify and acquire rights to products that we believe have potential for near-term regulatory approval or are already approved;

•	apply our regulatory, product development, manufacturing and sales and marketing expertise to commercialize these products; and

•	market our products through our specialty sales and marketing team by primarily focusing on the following groups of high-prescribing U.S. physicians: gastroenterologists, who are doctors who specialize in gastrointestinal disorders; hepatologists, who are doctors who specialize in liver disease; colorectal surgeons, who are doctors who specialize in disorders of the colon and rectum; endocrinologists, who are doctors who specialize in diagnosing and treating hormone imbalances such as diabetes mellitus; primary care doctors; doctors who specialize in pain management; allergists, who are doctors who specialize in treating allergies and asthma; immunologists, who are doctors who specialize in immunologic disorders; and doctors who specialize in infectious diseases.

We intend to continue to execute this strategy by:

•	utilizing our expertise to progress pipeline products and indications through late-stage development and approval; and

•	making select acquisitions to diversify our product portfolio and improve profitability.

Significant Developments in 2015

Management Changes. On January 5, 2015, we announced that Carolyn J. Logan, then our President and Chief Executive Officer, would retire on January 30, 2015; that our Chairman of the Board, Thomas W. D’Alonzo, would assume the position of Acting Chief Executive Officer, effective January 30, 2015; and that William Bertrand, Jr., our Senior Vice President and General Counsel, would assume the position of Acting Chief Operating Officer, also effective January 30, 2015.

Restatement Announced. On January 28, 2015, we announced that our previously issued consolidated financial statements for the full year ended December 31, 2013 and the first three quarters of 2014 would be restated to make required corrections of certain errors and should no longer be relied upon.

Uceris Litigation. On February 2, 2015, we announced that our subsidiary Santarus, Inc., or Santarus, and its licensor, Cosmo Technologies Limited, or Cosmo, commenced a lawsuit in the United States District Court for the District of Delaware against generic drug maker Par Pharmaceutical, Inc., or Par, with respect to Par’s infringement of six patents listed in the U.S. Food and Drug Administration’s (“FDA”) Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the “Orange Book”) as covering Uceris® and its use. Santarus and Cosmo filed this lawsuit in response to a notice letter, dated December 19, 2014, sent by Par regarding its filing with the FDA of an Abbreviated New Drug Application No. 206131 seeking approval for Par to manufacture and sell budesonide extended release tablets. On February 27, 2015, we announced that Santarus and Cosmo commenced a lawsuit in the United States District Court for the District of Delaware against generic drug maker Alvogen Pine Brook, Inc., or Alvogen, with respect to Alvogen’s infringement of three patents listed in the Orange Book as covering Uceris® and its use. Santarus and Cosmo filed this lawsuit in response to a notice letter, dated January 16, 2015, sent by Alvogen regarding its filing with the FDA of an Abbreviated New Drug Application No. 205556 seeking approval for Alvogen to manufacture and sell tablets containing 9 mg of budesonide.

Execution of Merger Agreement with Valeant. On February 20, 2015, Valeant Pharmaceuticals International, Inc., or Valeant, Valeant Pharmaceuticals International, a wholly owned subsidiary of Valeant, or VPI, Sun Merger Sub, Inc., a wholly owned subsidiary of VPI, or Merger Sub, and Salix, entered into an Agreement and Plan of Merger, or the Merger Agreement. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions described therein, VPI has agreed to cause Merger Sub to commence a tender offer, or the Offer, for all of Salix’s outstanding shares of common stock, par value $0.001 per share, or the Shares, at a purchase price of $158.00 per Share, net to the seller in cash, without interest, less any applicable withholding taxes. The obligations of VPI and Merger Sub to consummate the Offer are subject to customary conditions.

As soon as practicable following the completion of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Salix, or the Merger, with Salix surviving as a wholly owned subsidiary of VPI. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, with no stockholder vote required to consummate the Merger. At the effective time of the Merger, each Share issued and outstanding immediately prior to such effective time (other than (i) Shares then owned by Valeant, VPI, Merger Sub, Salix or any of their respective direct or indirect wholly owned subsidiaries and (ii) Shares that are held by any stockholders who properly demand appraisal in connection with the Merger) will cease to be issued and outstanding, will be cancelled, will cease to exist and will be converted into the right to receive an amount in cash equal to the same amount in cash per Share that is paid pursuant to the Offer, or the per share merger consideration, without interest, less any applicable withholding taxes.

Each Salix stock option and restricted share, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the per share merger consideration or, in the case of stock options, the excess, if any, of the per share merger consideration over the exercise price of such stock option.

Valeant has guaranteed the obligations of VPI and Merger Sub under the Merger Agreement.

The Merger Agreement contains representations and warranties and covenants customary for a transaction of this nature.

The Merger Agreement contains certain termination rights for VPI and Salix, including in the event that the Offer is not consummated by August 20, 2015. The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, including, subject to certain conditions, if the board of directors of Salix authorizes the company to enter into an alternative acquisition agreement with respect to a superior proposal (as defined in the Merger Agreement), Salix will be required to pay to VPI a termination fee of $356.4 million plus out-of-pocket expenses of Valeant, VPI and Merger Sub up to a maximum of $50 million.

Restatement Completed. On March 2, 2015, we filed Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2013 (“2013 Form 10-K/A”) and Quarterly Reports on Form 10-Q for each of the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014, which reports included restated consolidated financial statements and related financial information for the periods presented in those reports, reflecting the effects of the restatement.

Audit Committee Review Update. As previously announced, the Audit Committee of the Board of Directors in October 2014 engaged outside counsel to conduct an independent review related to allegations concerning the disclosure of wholesaler inventory levels in certain public filings and on earnings calls, as well as related accounting issues. Since its engagement, Audit Committee counsel has conducted an extensive review of these allegations that included the review of e-mails from senior company personnel and relevant documents. In connection with the independent review, the Audit Committee of the Board of Directors also engaged BDO Consulting to assist outside counsel with the forensic collection of relevant materials and advise on the accounting issues. Audit Committee counsel also conducted dozens of interviews of Salix personnel, including officers, senior staff members and others, concerning inventory related disclosures and accounting issues. The Audit Committee review discovered certain accounting errors that led to restatements that were announced in an 8-K filed on January 28, 2015. With the filing of our 2013 Form 10-K/A and amended 2014 10-Qs on March 2, 2015 as described above, the Audit Committee’s independent review of the accounting issues is now complete.

The Audit Committee anticipates concluding its review in the near future. In addition, the Company has taken certain remediation actions and other remediation actions are being evaluated and implemented. The Audit Committee is cooperating with the SEC in its investigation of wholesaler inventory disclosures and accounting concerns.

Wholesaler Inventory Update. On March 2, 2015, we reported substantial progress in reducing wholesaler inventory levels of Xifaxan® 550, Apriso® and Uceris® during the fourth quarter of 2014. Based on inventory reports from our principal wholesalers, we estimate that, as of December 31, 2014, wholesaler inventory levels for Xifaxan® 550, Apriso®, Glumetza® and Uceris® were as follows:

•	Xifaxan® 550: approximately six months;

•	Apriso®: approximately six months;

•	Glumetza®: approximately five months; and

•	Uceris®: approximately four months.

Introduction to Products

In connection with the execution of our strategy, we offer over 20 marketed products. We believe that these product offerings place us in a premier position in gastroenterology and create the opportunity for us to expand our digestive disease expertise into other key specialties.

Our products are:

•	XIFAXAN550® (rifaximin) tablets 550 mg, indicated for the reduction in risk of overt hepatic encephalopathy, or HE, recurrence in patients 18 years of age and older;

•	XIFAXAN (rifaximin) tablets 200 mg, indicated for the treatment of patients 12 years of age and older with travelers’ diarrhea, or TD, caused by noninvasive strains of Escherichia coli, or E. coli;

•	APRISO® (mesalamine) extended-release capsules, indicated for the maintenance of remission of ulcerative colitis, or UC;

•	UCERIS® (budesonide MMX) extended release tablets, indicated for the induction of remission in patients with active, mild to moderate UC;

•	MOVIPREP® (polyethylene glycol-salt, or PEG, 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution), indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older;

•	ZEGERID® (omeprazole/sodium bicarbonate) capsules and powder for oral suspension, indicated for the treatment of certain upper gastrointestinal conditions, including active duodenal ulcer, active benign gastric ulcer and gastroesophageal reflux disease, or GERD;

•	GLUMETZA® (metformin hydrochloride) extended release tablets, indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus;

•	RELISTOR® (methylnaltrexone bromide) subcutaneous injection, or SI, indicated for the treatment of opioid-induced constipation, or OIC, in patients with advanced illness who are receiving palliative care, and in patients suffering from chronic non-cancer pain, when the response to laxative therapy has not been sufficient;

•	UCERIS® (budesonide) rectal foam, indicated for the treatment of ulcerative proctitis (approved for marketing by the FDA, but not yet marketed);

•	OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) tablets, indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older;

•	SOLESTA®, a biocompatible tissue-bulking agent indicated for the treatment of fecal incontinence in patients 18 years or older who have failed conservative therapy;

•	DEFLUX®, a biocompatible tissue-bulking agent indicated for the treatment of vesicoureteral reflux, or VUR, grades II-IV;

•	FULYZAQ® (crofelemer) delayed-release tablets, indicated for the symptomatic relief of non-infectious diarrhea in adult patients with HIV/AIDS on anti-retroviral therapy;

•	GIAZO® (balsalazide disodium) tablets, indicated for the treatment of mildly to moderately active UC in male patients 18 years of age and older;

•	CYCLOSET® (bromocriptine mesylate) tablets, indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus;

•	FENOGLIDE® (fenofibrate) tablets, indicated as an adjunct to diet to reduce elevated low-density lipoprotein-cholesterol, total cholesterol, triglycerides and apolipoprotein B, and to increase high-density lipoprotein-cholesterol in adult patients with primary hyperlipidemia or mixed dyslipidemia. Fenoglide also is indicated as an adjunct to diet for treatment of adult patients with hypertriglyceridemia;

•	METOZOLV® ODT (metoclopramide hydrochloride) 5 mg orally disintegrating tablets, indicated for short-term (4 to 12 weeks) use in adults for treatment of refractory gastroesophageal reflux disease, or GERD, that fails to respond to conventional therapy, and for relief of symptoms of acute and recurrent diabetic gastroparesis;

•	RUCONEST® (C1 esterase inhibitor, recombinant), 50 IU/kg, indicated for the treatment of acute attacks in adult and adolescent patients with hereditary angioedema, or HAE;

•	AZASAN® (azathioprine, USP), 75 mg and 100 mg tablets, indicated as an adjunct for the prevention of rejection in renal homotransplantations and to reduce signs and symptoms of severe active rheumatoid arthritis;

•	ANUSOL-HC® (hydrocortisone, USP) 2.5% cream and ANUSOL-HC® (hydrocortisone acetate) 25 mg suppositories, indicated for the relief of the inflammatory and pruritic manifestations of corticosteroid-responsive dermatoses;

•	PROCTOCORT® (hydrocortisone, USP) 1% cream and PROCTOCORT® (hydrocortisone acetate) 30 mg suppositories, indicated for the relief of the inflammatory and pruritic manifestations of corticosteroid-responsive dermatoses;

•	PEPCID® (famotidine) for oral suspension, indicated for the short-term treatment of GERD, active duodenal ulcer, active benign gastric ulcer, erosive esophagitis due to GERD, and peptic ulcer disease;

•	DIURIL® (chlorothiazide) oral suspension, indicated for the treatment of hypertension and also as adjunctive therapy in edema associated with congestive heart failure, cirrhosis of the liver, corticosteroid and estrogen therapy, and kidney disease; and

•	COLAZAL® (balsalazide disodium) capsules, indicated for the treatment of mildly to moderately active UC in patients 5 years of age and older.

Our primary product candidates currently under development and their status are as follows:

Compound	Condition	Status
Rifaximin	Irritable bowel syndrome, or IBS	Supplemental New Drug Application, or sNDA, submitted June 7, 2010; Complete Response Letter, or CRL, received on March 7, 2011; FDA meeting held on June 20, 2011; Advisory Committee meeting held on November 16, 2011; statistically significant primary endpoint result announced July 1, 2014; Complete Response to CRL submitted August 29, 2014; PDUFA action date extended to May 27, 2015

Methylnaltrexone bromide oral	OIC in patients with chronic non-cancer pain; oral	Phase 3

Rifaximin delayed release or extended intestinal release	Crohn’s disease	Phase 3

Rifaximin soluble solid dispersion (SSD)/next generation	Prevention of complications in early chronic decompensated liver disease	Phase 2

Ruconest	Prophylaxis in patients with HAE	Phase 2

Introduction to Our Company

We have historically generated revenue primarily by selling our products to pharmaceutical wholesalers. These direct customers resell and distribute our products to and through pharmacies to patients who have had our products prescribed by doctors. Because demand for our products originates with doctors, we currently market our products, and intend to market future products, if approved by the FDA, to U.S. gastroenterologists, hepatologists, colorectal surgeons, endocrinologists, primary care and other physicians through our own direct sales force. We monitor new and total prescriptions for our products as key performance indicators for our business. Prescriptions result in our products being used by patients, requiring our direct pharmaceutical wholesaler customers to purchase more products to replenish their inventory. However, our revenue might fluctuate from quarter to quarter due to factors other than changes in prescriptions written, such as our plan to reduce our wholesaler inventory levels of Xifaxan 550, Apriso and Uceris to approximately three months at or before the end of 2015 (which will result in revenues that are less than end-user demand), or potential increased buying by wholesalers in anticipation of a price increase or because of the introduction of new products. In the case of increased wholesaler buying in a particular quarter, revenue could be less than anticipated in subsequent quarters as wholesalers’ increased inventory is consumed. For additional information regarding the effect of wholesaler buying patterns on our revenues, see Part I. Item 1A. “Risk Factors” and Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For additional information regarding our sales force, see Part I. Item 1. “Business—Sales and Marketing.”

PRODUCTS

Xifaxan (rifaximin) tablets

Xifaxan, our largest product, is a gastrointestinal-specific oral antibiotic. Xifaxan 550 mg was approved by the FDA in March 2010 for reduction in risk of overt HE recurrence in patients 18 years of age or older. HE is a chronic worsening of brain function that occurs when the liver is not able to remove toxic substances from the blood. We believe that there are approximately 400,000 patients in the United States who currently suffer from episodic overt HE. Additionally, the FDA approved Xifaxan 200 mg in May 2004 for the treatment of patients 12 years of age and older with TD caused by noninvasive strains of E coli. Xifaxan sales accounted for approximately 36%, 70%, and 70% of our consolidated revenue in 2014, 2013, 2012, respectively.

We are exploring potential additional indications, formulations, and clinical trials and co-promotion arrangements to capitalize on the potential for Xifaxan, including our development programs in IBS, Crohn’s disease and early decompensated chronic liver disease.

Xifaxan 550 mg has orphan drug exclusivity, granted by the FDA, for HE through March 24, 2017. We have 15 patents potentially providing combined protection on the Xifaxan molecule until 2027 and method of use patent protection for the TD, HE and IBS indications until 2029.

We filed an application in Canada in January 2013 to market Xifaxan 550 mg to treat hepatic encephalopathy and received marketing approval in August 2013.

Apriso (mesalamine) extended-release capsules

Apriso is a locally-acting aminosalicylate that was approved by the FDA in October 2008. It is the only delayed and extended release mesalamine product that is FDA-approved for the maintenance of remission of UC in adults. Apriso is designed to provide for the distribution of the active ingredient beginning in the distal small bowel and continuing throughout the colon.

We expect that Apriso will be patent-protected until 2022. See Part I. Item 3. “Legal Proceedings” and Note 14 to Consolidated Financial Statements for information about our ongoing litigation against Novel for infringement of these patents.

Apriso sales, together with sales from Uceris, Giazo and Colazal, three of our other products used to treat UC, accounted for approximately 20%, 13%, and 12% of our consolidated revenue in 2014, 2013, and 2012, respectively.

Uceris (budesonide) extended release tablets

Uceris is a locally acting corticosteroid in a once-daily oral tablet formulation that utilizes proprietary multimatrix system (MMX®) colonic delivery technology. We acquired rights to the product in connection with our acquisition of Santarus. Uceris is indicated for the induction of remission in patients with active, mild to moderate UC and was approved by the FDA in January 2013.

Currently, there are six patents that we believe provide coverage for Uceris, and we expect that this product will be patent-protected until 2031. There are also pending applications that if issued will provide further protection until 2033. In February 2015, however, we commenced litigation against Alvogen after the FDA accepted for filing Alvogen’s Abbreviated New Drug Application, or ANDA, for approval to market and sell generic versions of Uceris prior to expiration of the Uceris patents. See Part I. Item 3. “Legal Proceedings” and Note 14 to Consolidated Financial Statements for additional information.

Uceris (budesonide) rectal foam

In March 2008, we acquired a license from Dr. Falk Pharma GmbH, or Dr. Falk Pharma, to a family of budesonide products, including a budesonide rectal foam, in the United States. In May 2013, we announced positive data from two Phase 3 trials that evaluated the effectiveness and safety of budesonide rectal foam for the treatment of mild to moderate ulcerative proctitis or proctosigmoiditis. Based on these data, we submitted an NDA for budesonide foam to the FDA, which the FDA accepted for filing in January 2014. In October 2014, the FDA granted final approval for Uceris (budesonide) rectal foam for the induction of remission in patients with active mild-to-moderate distal ulcerative colitis (UC) extending up to 40cm from the anal verge. The rectal foam product should have patent coverage in the United States until December 2015.

MoviPrep (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid) oral solution

MoviPrep is a patent-protected, liquid PEG bowel cleansing product that the FDA approved in August 2006. MoviPrep competes with a number of liquid PEG bowel cleansing products, but it is differentiated from these other products by the inclusion of ascorbic acid in its formulation. MoviPrep is indicated for bowel cleansing prior to colonoscopy, intestinal surgery and barium enema X-ray examinations.

The patents protecting our MoviPrep product do not expire until September 2024. In August 2010, however, we entered into a sublicense agreement that granted Novel a license under the patents covering MoviPrep permitting Novel to launch a generic version of MoviPrep in September 2018. Under certain circumstances, however, Novel could launch the generic on an earlier date.

MoviPrep and OsmoPrep, our other bowel-cleaning product, together accounted for approximately 1%, 8%, and 9% of our consolidated revenue in 2014, 2013, and 2012, respectively.

Zegerid (omeprazole/sodium bicarbonate) capsules and powder for oral suspension

Zegerid is an immediate-release formulation of the proton pump inhibitor, or PPI, omeprazole. We acquired Zegerid in connection with our acquisition of Santarus. Zegerid is indicated for short-term treatment of active duodenal ulcer, short-term treatment of active benign gastric ulcer, treatment of GERD, maintenance of healing of erosive esophagitis and reduction of risk of upper gastrointestinal bleeding in critically ill patients.

Currently, there are three patents that we believe provide coverage for our Zegerid products, with expiration dates in mid-2016. There are also pending applications that if issued will provide further protection until 2016. Under certain circumstances, however, Zegerid could lose patent protection at an earlier date.

In September 2014, following litigation with Par Pharmaceutical, Inc., or Par, relating to Par’s launch of a generic version of Zegerid capsules in 2010, Santarus and the Curators of the University of Missouri, the licensor of the challenged Zegerid patents, reached a settlement agreement with Par. In connection with the settlement, Par made a one-time payment of $100 million to an escrow account approved by Santarus and the University of Missouri. In January 2015 we reached agreement with the University of Missouri and received $64 million as our share of the settlement. For additional information regarding this settlement and other Zegerid patent litigation, see Part I. Item 3. “Legal Proceedings.”

Glumetza (metformin hydrochloride) extended release tablets

Glumetza is a once-daily, extended-release formulation of metformin in 500 mg and 1000 mg dosage strengths that incorporates patented drug delivery technology and is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes.

Currently, there are four patents for Glumetza 500 mg dose product, with expiration dates in 2016, 2020 and 2021. There are three patents for Glumetza 1000 mg dose product, with expiration dates in 2020 and 2025. There are also pending applications that, if issued, will provide further protection until 2025.

In connection with settlement agreements entered into by Santarus, a first generic filer was granted the right to sell a generic version of Glumetza in February 2016 and two subsequent generic filers were granted the right to sell a generic version of Glumetza in August 2016. Under certain circumstances, however, Glumetza could face generic competition at an earlier date.

Relistor (methylnaltrexone bromide)

Relistor was approved by the FDA to treat OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient, in 2008, and currently it is approved for use in over 55 countries worldwide with respect to that indication. In 2010, Relistor single–use, pre–filled syringes were approved for use in the United States, Canada and the European Union. In 2014, the FDA approved Relistor SI for the treatment of OIC in patients experiencing chronic, non-cancer pain.

There are multiple patents protecting our Relistor products for the period ranging from 2017 through 2031. Our pre-filled syringe Relistor product has patent protection until December 2030. There are also pending applications on our Relistor products that, if issued, will provide further protection until 2031.

OsmoPrep (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP) tablets

OsmoPrep tablets are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. OsmoPrep, approved by the FDA in 2006, is the only tablet bowel cleansing product currently marketed in the United States.

The patents protecting our OsmoPrep product do not expire until June 2028. In September 2010, however, we entered into a sublicense agreement that granted Novel a license under the patents covering OsmoPrep permitting Novel to launch a generic version of OsmoPrep in November 2019. Under certain circumstances, however, Novel could launch the generic on an earlier date.

Solesta

Solesta is a biocompatible tissue bulking agent, consisting of dextranomer microspheres and stabilized sodium hyaluronate. Solesta is indicated for the treatment of fecal incontinence in patients 18 years and older who have failed conservative therapy, such as diet, fiber therapy and/or anti-motility medications. It is the only injectable gel for this indication to be administered in an outpatient setting without the need for surgery or anesthesia. The FDA approved Solesta through the premarket approval, or PMA, process as a Class III Medical Device in May 2011. In December 2011, we acquired an exclusive worldwide license to Solesta with the completion of our acquisition of Oceana Therapeutics, Inc., or Oceana. Solesta also is CE Mark-approved for distribution in Europe and is marketed throughout Europe. Solesta should be protected until July 2015 by a methods of manufacturing patent. The composition and method claims patent for Solesta expired in May 2014.

Deflux

Deflux is a biocompatible tissue bulking agent, consisting of dextranomer microspheres and stabilized sodium hyaluronate. It is indicated for children affected by VUR grades II-IV, a malformation of the urinary bladder that can result in severe infections of the kidneys and irreversible kidney damage. The Deflux PMA application was granted by the FDA in September 2001. In December 2011, we acquired an exclusive worldwide license to Deflux with the completion of our acquisition of Oceana. Deflux should be protected until July 2015 by a methods of manufacturing patent. The composition and method claims patent for Deflux expired in May 2014.

Fulyzaq (crofelemer) delayed-release tablets

Fulyzaq is indicated for the symptomatic relief of non-infectious diarrhea in adult patients with HIV/AIDS on anti-retroviral therapy. In December 2008, we acquired rights to crofelemer, the Fulyzaq compound, from Napo Pharmaceuticals, Inc., or Napo. See Part I. Item 3. “Legal Proceedings” and Note 13 to Consolidated Financial Statements for information about the ongoing litigation with Napo related to this product. In December 2012, the FDA granted marketing approval for Fulyzaq.

Patents for Fulyzaq should provide intellectual property protection to 2029. Fulyzaq should also be eligible for five years of marketing exclusivity from the date of FDA approval, and the product might also be entitled to patent term restoration.

Giazo (balsalazide disodium) tablets

Giazo is indicated for the treatment of mildly to moderately active UC in male patients 18 years of age and older. In February 2012, the FDA granted marketing approval for this product under the trade name Giazo. We shipped Giazo to wholesalers in the fourth quarter of 2012 and launched Giazo to physicians in the first quarter of 2013.

The formulation patent for Giazo will expire in 2018, but we expect our method of use patents to provide coverage until June 2031. The data exclusivity for Giazo expired on February 3, 2015. In 2014, we commenced litigation against Par Pharmaceutical Companies, Inc., or Par Pharma, and certain other entities and Mylan Pharmaceuticals, Inc., or Mylan, after Par Pharma and Mylan each submitted ANDAs for approval to market and sell generic versions of Giazo prior to expiration of our Giazo patents. See Part I. Item 3. “Legal Proceedings” and Note 13 to Consolidated Financial Statements for additional information.

Cycloset (bromocriptine mesylate) tablets

Cycloset is a novel formulation of bromocriptine. We acquired Cycloset in connection with our acquisition of Santarus. Cycloset is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes both as mono-therapy and in combination with other oral antidiabetic agents.

Santarus began promoting Cycloset in November 2010 under a distribution and license agreement with S2 Therapeutics, Inc., or S2, and VeroScience, LLC, or VeroScience.

Currently, there are seven patents that Santarus licensed from S2 and VeroScience that we believe provide coverage for Cycloset, with expiration dates in 2015, 2023 and 2032. As discussed above, we expect generic competition for Glumetza to begin in February 2016. Because Cycloset is marketed in combination with Glumetza, we expect to significantly reduce the marketing and sales efforts for our diabetes portfolio at this time, which is likely to lead to reduced sales for Cycloset beginning in 2017 or 2018.

Fenoglide (fenofibrate) tablets

Fenoglide is a proprietary formulation of fenofibrate. We acquired Fenoglide in connection with our acquisition of Santarus. Fenoglide is indicated as an adjunct to diet to reduce elevated LDL-C, total cholesterol, triglycerides and Apo B, and to increase HDL-C, in adult patients with primary hyperlipidemia or mixed dyslipidemia. Fenoglide also is indicated as an adjunct to diet for treatment of adult patients with hypertriglyceridemia.

Santarus began promoting Fenoglide in February 2012 under the terms of a license agreement with Cowen Healthcare Royalty Partners, L.P. and Shore Therapeutics, Inc., or Shore.

Currently, there are three patents that we believe provide coverage for the Fenoglide products with expiration dates in 2024. There are also pending applications that, if issued, will provide further protection until 2024. However, in December 2011, Shore entered into a settlement agreement that granted a generic filer the right to begin selling a generic version of Fenoglide as early as April 2015.

See Part I. Item 3. “Legal Proceedings” for information about patent litigation relating to Fenoglide.

Metozolv ODT (metoclopramide hydrochloride) tablets

Metozolv ODT is indicated for short-term (4 to 12 weeks) use in adults for treatment of GERD that fails to respond to conventional therapy and for the relief of symptoms in adults associated with acute and recurrent diabetic gastroparesis. The patent for Metozolv expires in 2023.

In 2010, we received Paragraph IV notifications from Zydus Pharmaceuticals, or Zydus, and Novel, stating that each of Zydus and Novel had filed an ANDA to seek approval to market a generic version of Metozolv ODT, 5 mg and 10 mg. The notification letters asserted non-infringement of U.S. Patent No. 6,413,549, or the ‘549 patent. Upon examination of the relevant sections of the ANDAs, we concluded that the ‘549 patent would not be enforced against either Zydus or Novel. Both Zydus and Novel have since launched products that compete against Metozolv.

Ruconest

Ruconest is a recombinant version of the human C1 esterase inhibitor protein, which is produced using proprietary transgenic technology. We acquired Ruconest in connection with our acquisition of Santarus. Ruconest was granted orphan drug designation by the FDA for the treatment of acute attacks of angioedema in patients with HAE. We have the rights to commercialize Ruconest in North America under a license agreement with Pharming.

In July 2014, the FDA approved Ruconest for the treatment of acute angioedema attacks in adult and adolescent patients with HAE. Effectiveness in clinical studies was not established in HAE patients with laryngeal attacks. We launched Ruconest to physicians in the fourth quarter of 2014.

Currently, there are two issued U.S. patents that should provide coverage for Ruconest through 2022 and 2024, respectively.

Azasan (azathioprine) tablets

Azasan is an FDA-approved drug that suppresses immune system responses and is indicated for preventing rejection of kidney transplants and treatment of severe arthritis. In November 2003, we acquired from aaiPharma LLC, or aaiPharma, the exclusive right to sell 25, 75 and 100 mg dosage strengths of Azasan in North America, and in February 2004, we launched the 75 and 100 mg dosage strengths of Azasan in the United States. The patents and data exclusivity for Azasan have expired.

Anusol-HC and Proctocort (hydrocortisone) creams and suppositories

Anusol-HC (hydrocortisone) 2.5% cream and Proctocort (hydrocortisone) 1% cream are topical corticosteroids indicated for relief of the inflammatory and pruritic, or itching, manifestations of corticosteroid-responsive dermatoses.

Anusol-HC (hydrocortisone acetate) 25 mg rectal suppositories and Proctocort (hydrocortisone acetate) 30 mg rectal suppositories are indicated for use in inflamed hemorrhoids and postirradiation proctitis, as well as an adjunct in the treatment of chronic UC and other inflammatory conditions.

The patents and data exclusivity for Anusol-HC and Proctocort have expired.

Pepcid (famotidine) for oral suspension

Pepcid Oral Suspension is a widely known prescription pharmaceutical product indicated for several gastrointestinal indications, including the treatment of duodenal ulcer, benign gastric ulcer and GERD. In February 2007, we purchased the U.S. prescription pharmaceutical product rights to Pepcid Oral Suspension from Merck & Co., Inc., or Merck. The patents and data exclusivity for Pepcid Oral Suspension have expired. The FDA approved two generic famotidine oral suspension products in May and June 2010, respectively, and we launched an authorized generic famotidine product in May 2010 to compete with these generic products.

Diuril (Chlorothiazide) for oral suspension

Diuril Oral Suspension is indicated for the treatment of high blood pressure and also as adjunctive therapy in edema associated with congestive heart failure, cirrhosis of the liver, corticosteroid and estrogen therapy, and kidney disease. In connection with our purchase from Merck of the U.S. prescription pharmaceutical product rights to Pepcid Oral Suspension in February 2007, we also purchased the U.S. prescription pharmaceutical product rights to Diuril Oral Suspension. The patents and data exclusivity for Diuril Oral Suspension have expired.

Colazal (balsalazide disodium) capsules

Colazal, was approved by the FDA in July 2000 for the treatment of mildly to moderately active UC. In December 2006, the FDA approved Colazal for use in pediatric patients between 5 to 17 years of age with UC. The pediatric use of Colazal was granted orphan drug designation at the time of its approval, but it has now expired. On December 28, 2007, the Office of Generic Drugs of the FDA, or OGD, approved three generic balsalazide disodium capsule products. We do not anticipate significant Colazal sales in future periods.

DEVELOPMENT PROGRAMS

Rifaximin for IBS-D

IBS, characterized by abdominal pain, bloating and altered bowel habits, is a common chronic medical condition and is associated with substantial medical costs. In September 2009, we announced the successful completion and outcome of two identical pivotal Phase 3 trials to evaluate the efficacy and safety of rifaximin 550 mg dosed three times a day in the treatment of IBS with diarrhea, or IBS-D. In each trial, rifaximin versus placebo-treated patients demonstrated a statistically significant improvement for the primary endpoint of the adequate relief of IBS symptoms as assessed over a one-month period (weeks 3, 4, 5 and 6) following completion of a 14-day course of therapy (weeks 1 and 2). Based on the results of these trials, we submitted an sNDA to the FDA for the proposed indication of the treatment of IBS-D. We received a CRL to our sNDA on March 7, 2011, pursuant to which the FDA determined the rifaximin 550 mg sNDA was not ready for approval primarily due to a newly expressed need for retreatment efficacy and safety information. On November 16, 2011, the Gastrointestinal Drugs Advisory Committee of the FDA held a meeting where it supported the Salix/FDA-developed proposed design of a clinical trial (TARGET 3) to evaluate the safety, efficacy and durability of response with repeat treatment cycles of rifaximin 550 mg for IBS-D.

In July 2014, we announced the successful outcome of TARGET 3, a Phase 3 randomized, double-blind, placebo-controlled study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID (three times daily) for 14 days in subjects with IBS-D. On August 29, 2014, we submitted our response to the CRL and subsequently the FDA informed us that it considered our resubmission of the sNDA to be accepted for review. The resubmission is considered a class 2 response to the CRL and was initially assigned a PDUFA date of February 28, 2015. The FDA has since given a 3-month extension to the review with a new PDUFA date of May 27, 2015.

Relistor (methylnaltrexone bromide) Oral

On December 20, 2011, we announced the successful outcome of the Phase 3 trial to evaluate the efficacy and safety of oral methylnaltrexone for the treatment of OIC in subjects with chronic, non–cancer pain, or OIC Oral. This trial, evaluating three once–daily oral methylnaltrexone dosing regimens (150, 300 and 450 mg), demonstrated statistically significant results for the primary endpoint in two of the three treatment arms when compared to placebo. Overall, efficacy of oral methylnaltrexone in this study was comparable to that reported in clinical studies of subcutaneous methylnaltrexone in subjects with chronic, non–cancer pain. The overall observed safety profile seen in patients treated with oral methylnaltrexone was comparable to placebo in this study. We are continuing the OIC Oral development program in subjects with chronic non-cancer pain with a reformulated 150 mg tablet and plan to submit the oral formulation NDA in July 2015.

Rifaximin delayed release

In August 2012, we acquired from Alfa Wassermann S.p.A., or Alfa Wassermann, an exclusive license in the United States and Canada to develop a delayed release formulation of rifaximin for gastrointestinal indications, including Crohn’s disease. The delayed release formulation of rifaximin has been designed to release the active drug following passage through the stomach and provide a homogeneous distribution of rifaximin in the intestinal tract and will be studied for its potential to target difficult-to-treat diseases of the intestinal tract such as Crohn’s disease. We initiated two Phase 3 trials in Crohn’s disease in 2014. The rifaximin delayed release product should have patent coverage in the United States until 2027.

Rifaximin SSD/next generation

Rifaximin SSD was designed to prevent complications of in patients with early decompensated liver disease. We initiated a Phase 2 trial in June 2013. We expect rifaximin SSD to be patent-protected through 2031.

Ruconest

In January 2015, we and Pharming announced that the first patient had been treated in our Phase 2 clinical study of Ruconest for prophylaxis in patients with HAE.

Encapsulated bowel preparation

In February 2014, we entered into an agreement with RedHill Biopharma Ltd., or RedHill, whereby we licensed the worldwide exclusive rights to RedHill’s encapsulated formulation for bowel preparation. We also licensed certain intellectual property from a group of physicians located in Australia. We expect to initiate a Phase 2 development program for a tablet or encapsulated formulation for bowel preparation based on these licenses.

COLLABORATIVE AND PRODUCT ACQUISITION AGREEMENTS

We have entered, and plan to continue to enter, into various collaborations and product acquisition agreements with licensors, licensees and others. To date, we have entered into the following material agreements:

Rifaximin (Xifaxan)

Alfa Wassermann

In June 1996, we entered into a license agreement, or the 1996 Agreement, with Alfa Wassermann, a privately held pharmaceutical company headquartered in Italy, pursuant to which Alfa Wassermann licensed to us the exclusive rights to make, use and sell rifaximin (Xifaxan) in the United States and Canada for the treatment of gastrointestinal and respiratory tract diseases. Pursuant to the 1996 Agreement, we agreed to pay Alfa Wassermann a single-digit percentage royalty based on annual rifaximin usage, as well as milestone payments. We made annual milestone payments in varying amounts to Alfa Wassermann until the commercial launch of Xifaxan in July 2004. No more milestone payments remain under this 1996 Agreement. Our obligation to pay royalties commenced upon the commercial launch of the product and continues until the later of (1) the expiration of the period in which the manufacture, use or sale of the products by an unlicensed third party would constitute an infringement on the patent covering the product and there is no regulatory exclusivity or (2) 10 years from commercial launch. The last patent is currently scheduled to expire in 2027. Thereafter, the licenses granted to us continue as irrevocable royalty-free paid-up licenses. However, we would remain obligated to pay a net sales based royalty for use of the product trademark if we choose to continue using it after the other licenses expired. Because the amount of the royalty payment is based on sales during a quarter, with no minimum royalty amount, we are unable to prospectively disclose the absolute amount of such royalty payments. Royalties are only incurred if there is associated revenue, and then are included in “Cost of products sold” in the Consolidated Statements of Comprehensive Income.

In August 2012, we entered into an agreement, which we refer to as the Amended Agreement, that amended and replaced our 1996 Agreement with Alfa Wassermann to develop and commercialize rifaximin. The Amended Agreement does not alter any of the terms for the TD and HE indications developed under the 1996 Agreement. We are obligated to pay Alfa Wassermann royalties, at the same range of rates as under the 1996 Agreement, on net sales of such products. In addition, the Amended Agreement provides us with an exclusive license to develop and commercialize rifaximin products for Crohn’s disease in the United States and Canada and a non-exclusive license to develop such products worldwide. We paid Alfa Wassermann a non-refundable upfront fee of $10.0 million in August 2012, and are obligated to make a $25.0 million milestone payment upon receipt of marketing authorization in the United States for a delayed release formulation product for Crohn’s disease, and additional milestones based on net sales of delayed release formulation products for Crohn’s disease of up to $200.0 million. In addition, we are required to pay Alfa Wassermann royalties on sales of delayed release formulation rifaximin products for Crohn’s disease at percentage rates ranging from the low teens to low double digits. Our obligation to pay royalties would commence upon the commercial launch of the product and continue until the later of (1) the expiration of the period in which the manufacture, use or sale of the products by an unlicensed third party would constitute an infringement on the patent covering the product and there is no regulatory exclusivity or (2) 10 years from commercial launch.

The Amended Agreement does not have a fixed expiration date, but continues until neither party remains obligated to pay royalties. Either party may terminate following a material breach by the other party that is not cured within 60 days, a challenge by the other party of the first party’s relevant patents, or if the other party becomes insolvent or the subject of bankruptcy proceedings. Alfa has the right to terminate in respect of delayed release formulation rifaximin products if Salix abandons development of delayed release formulation of rifaximin products for Crohn’s disease and does not recommence development within a specified period after notice from Alfa. We may terminate the Amended Agreement if the FDA requires or causes the withdrawal of a rifaximin product marketed by us or our sublicensees or in respect of the delayed release formulation rifaximin Crohn’s disease product upon 60 days’ notice. In addition, Alfa Wassermann can also terminate if we become involved in bankruptcy, liquidation or similar proceedings.

Alfa Wassermann has agreed separately to supply us with bulk active ingredient rifaximin at specified prices during the term of the supply agreement, which will continue until the later of December 31, 2016, and the date on which either party gives not less than 12 months’ written notice of termination to the other party. We are committed to purchase a specified percentage of the quantities of rifaximin required by us for the exercise of our rights under the Amended Agreement. These amounts are included in the “Purchase Commitments” line of our contractual commitments table in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Cedars-Sinai Medical Center

On June 28, 2006, we entered into a license agreement with Cedars-Sinai Medical Center, or CSMC, for the right to use a patent and a patent application relating to methods of diagnosing and treating IBS and other disorders caused by small intestinal bacterial overgrowth. Under the agreement, CSMC grants us the right to use its patent and patent application relating to methods of treating IBS and other disorders caused by small intestinal bacterial overgrowth. CSMC also grants us a nonexclusive license to use any unpublished research and development information, know-how and technical data of CSMC as necessary to exploit all rights granted to us with respect to rifaximin, with a right to sublicense. CSMC holds three patents that will provide protection for rifaximin for treating IBS through August 2019. We have an exclusive license to these patents from CSMC to make, have made, use, sell and have sold and import licensed products related to the use of rifaximin. We paid the aggregate $1.2 million license fee prior to 2014. A portion of the $1.2 million was considered an up-front, non-refundable and irrevocable licensing fee. The balance was considered a prepaid, non-refundable and irrevocable royalty applicable as credit towards royalty amounts due and payable to CSMC, if any, under the agreement. At such time as the use of rifaximin is approved by the FDA as a treatment for IBS, we will be required to pay CSMC low single digit percentage royalties on net sales of licensed products. An additional term of the license agreement provides that we will expend a minimum amount per calendar year to seek and obtain regulatory approval and develop and commercialize licensed products. Because the license agreement provides the ability for us to terminate the agreement upon giving written notice of not less than 90 days, we do not include amounts payable under the license agreement as a purchase obligation in our contractual commitments table in Management’s Discussion and Analysis of Financial Condition and Results of Operations. The license agreement does not have a fixed expiration date, but continues until terminated in accordance with its terms or until the last patent expires, which is currently in 2019. Royalty obligations terminate with the related patents on a country-by-country basis and when the license agreement terminates. The agreement will terminate automatically if we are declared insolvent. The agreement and royalty obligations may be terminated by CSMC if we materially breach the agreement and fail to cure the breach after notice.

Lupin, Ltd.

In September 2009, we entered into a Development, Commercialization and License Agreement with Lupin Ltd. for its proprietary drug delivery technology for rifaximin. We made an up-front payment of $5.0 million to Lupin upon execution of this agreement. In March 2011, we entered into an Amended and Restated Development, Commercialization and License Agreement with Lupin Ltd., and further amended it in February 2013, as so amended, the Amended License Agreement. The Amended License Agreement replaces in its entirety the September 2009 agreement. The Amended License Agreement provides that we are obligated to make additional upfront payments of $10.0 million, milestone payments to Lupin Ltd. that could total up to $53.0 million over the term of the agreement, and low double digit royalties in connection with commercialization of relevant products. As of December 31, 2013, we had paid $15.0 million of upfront payments related to the Amended License Agreement. In addition, during the portion of the term of the Amended License Agreement ending on September 30, 2019, we must pay Lupin Ltd. a minimum quarterly payment unless specified payments by us to Lupin Ltd. during that quarter exceed that amount. Beginning January 1, 2012, we were permitted to charge against such minimum quarterly payments the purchase price for certain rifaximin to be supplied to us by Lupin Ltd. pursuant to a Rifaximin Manufacturing and Supply Agreement that we and Lupin Ltd. entered into in September 2009 and amended in November 2009 and February 2013, as so amended, the Amended Supply Agreement. In the event we exercise our right to terminate the Amended License Agreement for convenience, we must pay Lupin Ltd. an early termination fee equal to a specified portion of the minimum quarterly payments payable by us to Lupin Ltd. through September 30, 2019, that we have not paid or otherwise satisfied as of the date of termination. The remaining milestone payments are contingent upon achievement of certain clinical and regulatory milestones. Because these milestone payments are conditioned upon events that might never occur, we do not consider the potential milestone payments as purchase obligations nor as a commitment to be reported in our contractual commitments table in Management’s Discussion and Analysis of Financial Condition and Results of Operations. The term of the Amended License Agreement continues until the later of the expiration of our obligations to pay royalties in respect of specified products (which is triggered by certain events relating to the introduction by third parties of competitive products, the loss of patent or regulatory exclusivity, and the lapse of time since commercial launch, depending the specified product) and March 31, 2021. Currently, if issued, the last patent would be scheduled to expire in June 2028, or later if patent term adjustments are granted.

The agreement may be terminated by either party if the other materially breaches the agreement and fails to cure the breach after notice or if the other party is declared insolvent. We may terminate the agreement if any regulatory authority in the United States requires or causes the withdrawal of one of our prescription rifaximin products, in the event of a generic product entry, for convenience (subject to payment of the early termination fee described above in relevant situations), or if we determine that it is not feasible or desirable to pursue development or commercialization of products licensed under the agreement for reasons relating to the identity of any successor to Lupin Ltd. or our relations with any such successor. Lupin Ltd. may terminate the agreement if the Supply Agreement described below is terminated for any reason other than its breach.

Under the Amended Supply Agreement, Lupin agrees to manufacture and supply us with rifaximin at a set price pursuant to rolling monthly forecasts and quarterly firm forecasts. We must take or pay for rifaximin in an amount equal to not less than 50% of our requirements of rifaximin for the manufacture of our current Xifaxan products or new immediate release forms thereof or generic forms of the foregoing for sale in the United States, subject to certain minimum purchase requirements, and these amounts are included in the “Purchase Commitments” line of our contractual commitments table in our Management’s Discussion and Analysis of Financial Condition and Results of Operations. The agreement terminates 10 years from the date we first required supply from Lupin thereunder, unless we extend it for additional periods. We may terminate the agreement if any regulatory authority in the United States requires or causes the withdrawal of one of our rifaximin products covered by the agreement. We may also terminate the agreement after the commercial sale or distribution in the United States of a generic version of a product covered by the agreement by a third party, or at our discretion after September 30, 2019. The agreement may be terminated by either party if the other materially breaches the agreement and fails to cure the breach after notice or if the other party is declared insolvent.

Under the Amended License Agreement and the Amended Supply Agreement, we agreed that if, after good faith negotiation by Lupin Ltd., we and Lupin Ltd. failed by April 12, 2013, to enter into an agreement pursuant to which Lupin Ltd. would serve as a distributor of authorized generic versions of certain of our products we would relinquish the right to terminate the agreement as a result of the sale or distribution of a generic version of a product covered by the agreement by a third party. The parties did not enter into such an agreement by April 12, 2013, but they have agreed that Salix may terminate the existing supply agreement upon 30 days’ notice.

Cipla

In October 2009, we entered into an exclusive royalty bearing license agreement with Cipla, Ltd., or Cipla, whereby we licensed certain rifaximin rights from Cipla in the U.S., Canada and Mexico. In connection with this agreement, we made an upfront payment of $2.0 million and are obligated to make milestone payments of up to $6.0 million contingent upon achieving specified patent approvals and listings. No milestone payments had been earned as of December 31, 2014.

In September 2014, we entered into an amendment to the exclusive license agreement with Cipla to expand the territories to include Australia, all member states of the European Union, Japan, New Zealand, and South Korea, as well as Canada, Mexico and the U.S. In connection with this agreement, we made an upfront payment to Cipla of $1.0 million.

In September 2014, we also entered into an exclusive royalty bearing license agreement with Cipla whereby we licensed rights from Cipla to certain enumerated patents and patent applications in the “Rifaximin complexes” patent family controlled by Cipla on a worldwide basis, excluding the countries of Asia (other than Japan) and Africa. In connection with this agreement, we made an upfront payment of $9.0 million and became obligated to make milestone payments of up to $20.0 million contingent upon achieving specified patent approvals and listings. The Rifaximin complexes patent was issued on December 23, 2014, and the achievement of this milestone earned Cipla a $10.0 million milestone payment under the agreement, which the Company paid in January 2015.

Apriso

Pursuant to our license agreement, as amended, with Dr. Falk Pharma, we acquired the rights to develop and market a granulated formulation of mesalamine. The agreement obligates us to make milestone payments in an aggregate amount of up to $11.0 million to Dr. Falk Pharma upon certain events prior to the commercial launch of the product, and quarterly low double-digit percentage royalty payments thereafter. We made all of these milestone payments prior to 2014. Royalties are only incurred if there is associated revenue, and then are included in “Cost of products sold” in the Consolidated Statements of Comprehensive Income. The agreement and our obligation to pay royalties continue until the later of expiration of the last patent, which is currently scheduled to occur in 2022, or 15 years from commercial launch, which would be December 2023 because we launched the product in December 2008. The agreement and royalty obligations may be terminated by either party if the other materially breaches the agreement and fails to cure the breach after notice. Dr. Falk Pharma may terminate the agreement if we sell all or substantially all of our assets or stock without notifying Dr. Falk Pharma and making a non-termination payment to Dr. Falk Pharma.

In September 2014, we and Dr. Falk Pharma agreed to expand the territory covered by the license agreement to include Canada, and to permit our entry into distribution arrangements with Lupin Atlantis in Canada.

Uceris

Cosmo

In December 2008, Santarus entered into a strategic collaboration with Cosmo Technologies Limited, or Cosmo, including a license agreement, which we will refer to as the 2008 License Agreement, stock issuance agreement and registration rights agreement, under which Santarus was granted exclusive rights in the U.S. to develop and commercialize Uceris and rifamycin SV MMX. In November 2013, Santarus, Cosmo and Salix entered into an amendment to the 2008 License Agreement pursuant to which, among other things, (1) Santarus agreed to return to Cosmo all rights to rifamycin SV MMX acquired by Santarus under the 2008 License Agreement and all regulatory approvals, filings and study data relating to rifamycin SV MMX, (2) Cosmo consented to the development, promotion and marketing in the United States by Salix, Santarus and any of their subsidiaries of budesonide products; provided that Salix, Santarus and their subsidiaries are prohibited from developing, promoting or marketing an oral formulation budesonide product other than Uceris, and (3) the stock issuance agreement and the registration rights agreement were terminated. We will refer to the 2008 License Agreement, as amended, as the Cosmo License Agreement.

Under the Cosmo License Agreement, Cosmo granted Santarus the exclusive right to develop, market and commercialize Uceris in the U.S. As upfront consideration for the rights granted under the 2008 License Agreement, Santarus issued 6,000,000 shares of its common stock and made a cash payment of $2.5 million to Cosmo. In addition, following the completion of the phase III studies for Uceris, Cosmo elected to receive payment of a $3.0 million clinical milestone through the issuance of 972,132 shares of Santarus’ common stock. Following FDA acceptance for filing of the NDA for Uceris, Cosmo elected to receive payment of a $4.0 million regulatory milestone through the issuance of 906,412 shares of Santarus’ common stock. Following the first commercial sale of Uceris, which occurred in February 2013, Cosmo had the option to elect, on or before April 15, 2013, whether to receive payment of a $7.0 million commercial milestone in cash or through the issuance of 565,793 shares of Santarus’ common stock. It elected to receive the milestone in cash. The Cosmo License Agreement also provided for the payment to Cosmo in cash of up to $22.5 million in commercial milestones. As of December 31, 2014, all of these milestones had been earned and paid.

Under the Cosmo License Agreement, we are required to pay tiered royalties to Cosmo equal to 12% on annual net sales of Uceris up to $120 million and 14% on annual net sales of Uceris in excess of $120 million. Such royalties are subject to reduction in certain circumstances, including in the event of market launch in the U.S. of a generic version of Uceris. Our obligation to pay the specified royalties under the Cosmo License Agreement will continue for the life of the patents (including certain patent applications) covering Uceris. Currently, our Uceris patents are scheduled to expire in 2031. Following that period, we have agreed to negotiate in good faith a reduced royalty arrangement for the continued use of Cosmo’s know-how and trademarks related to Uceris.

The term of the Cosmo License Agreement will continue until 50 years following the expiration of the licensed patent rights, but either party may terminate the Cosmo License Agreement in the event of the other party’s uncured material breach.

Dr. Falk Pharma

In March 2008, we acquired a license from Dr. Falk Pharma to a family of budesonide products, including a budesonide rectal foam and budesonide gastro-resistant capsules, in the United States. We terminated the agreement as it relates to the budesonide capsules on April 22, 2009. In respect of the budesonide rectal foam, the agreement requires us to make an upfront payment and regulatory milestone payments that could total up to $9.5 million to Dr. Falk Pharma, with the majority contingent upon achievement of U.S. regulatory approval of the rectal foam product. As of December 31, 2014, we had made all of these milestone payments. We will also be required to pay Dr. Falk Pharma low double-digit percentage royalties on net sales of our rectal foam product.

The agreement will continue until the later of expiration of the last patent or 17 years from commercial launch. The last patent is currently scheduled to expire on April 22, 2015. The agreement may be terminated if either party materially breaches the agreement and fails to cure the breach after notice. We may terminate the agreement upon 24 months’ prior notice to Dr. Falk Pharma if we reasonably consider that continued exploitation of the foam product is no longer in our commercial interests, subject to our prior consultation and discussion with Dr. Falk Pharma on certain points or if we sell all or substantially all of our assets or stock without notifying Dr. Falk Pharma and making a non-termination payment to Dr. Falk Pharma.

In September 2014, we and Dr. Falk Pharma agreed to expand the territory covered by the license agreement to include Canada, and to permit our entry into distribution arrangements with Lupin Atlantis in Canada.

MoviPrep

In December 2005, we acquired from Norgine B.V., or Norgine, the exclusive rights to sell NRL 944 (now marketed by us under the trade name MoviPrep), a proprietary, liquid PEG bowel cleansing product, in the United States. Our agreement with Norgine was amended in August 2010. The agreement obligates us to make an upfront payment and milestone payments to Norgine that could total up to $37.0 million. As of December 31, 2014, we had made

$27.0 million of upfront and milestone payments. The remaining milestone payment is contingent upon reaching a sales threshold. Because this milestone payment is conditioned upon an event that might never occur, we do not consider the potential milestone payment as a purchase obligation or a commitment to be reported in our contractual commitments table in Management’s Discussion and Analysis of Financial Condition and Results of Operations. We pay Norgine a royalty in the low teens as a percentage of net sales. The royalty obligations terminate, subject to a continuing trademark royalty in the single digits, upon the expiration of the last patent and are reduced to a single-digit rate upon the first commercial sale by an unauthorized third party of a generic version of the product. The last patent is currently scheduled to expire in 2024. The license agreement does not have a fixed expiration date, but continues until terminated in accordance with its terms. The agreement may be terminated by either party if the other materially breaches the agreement and fails to cure the breach after notice or becomes insolvent. We may terminate the agreement with 12 months’ written notice. The August 2010 amendment modified our obligation to source from Norgine, and Norgine’s obligation to supply, our requirements for MoviPrep. The August 2010 amendment also provides for Norgine to reimburse us for one-half of the facilities improvement and expansion payments that we are to make to Novel, up to a specified amount.

Zegerid

In January 2001, Santarus entered into an exclusive, worldwide license agreement with the University of Missouri for patents and pending patent applications relating to specific formulations of PPIs with antacids and other buffering agents and methods of using these formulations. Pursuant to the terms of the license agreement, Santarus paid the University of Missouri an upfront licensing fee of $1.0 million in 2001, a one-time $1.0 million milestone fee in 2003 following the filing of its first NDA and a one-time $5.0 million milestone fee in July 2004 following the FDA’s approval of Zegerid powder for oral suspension 20 mg. We are required to make additional milestone payments to the University of Missouri upon initial commercial sale in specified territories outside the U.S., which may total up to $3.5 million in the aggregate. We are also required to make milestone payments, up to a maximum of $86.3 million, based on first-time achievement of significant sales thresholds, the first of which was a one-time $2.5 million milestone payment upon initial achievement of $100.0 million in annual calendar year net product sales, which Santarus paid to the University of Missouri in the first quarter of 2009, and the next of which is a one-time $7.5 million milestone payment upon initial achievement of $250.0 million in annual calendar year net product sales. We must pay mid-single digit royalties to the University of Missouri on net sales of our products and any products sold by Prasco LLC, or Prasco, Merck and Glaxo Group Limited, an affiliate of GlaxoSmithKline, plc, or GSK, under our existing license and distribution agreements.

The license from the University of Missouri expires in each country when the last patent for licensed technology expires in that country and the last patent application for licensed technology in that country is abandoned, provided that our obligation to pay certain minimum royalties in countries in which there are no pending patent applications or existing patents terminates on a country-by-country basis on the 15th anniversary of its first commercial sale in such country. If we fail to meet certain diligence obligations following commercialization in specified countries, the University of Missouri can terminate the license or render it non-exclusive with respect to those countries. Our rights under this license are also generally subject to early termination under specified circumstances, including our material and uncured breach or our bankruptcy or insolvency. We can terminate the license at any time, in whole or in part, with 60 days’ prior written notice.

OTC License Agreement with Merck

In October 2006, Santarus licensed exclusive rights to Merck under its PPI technology to develop, manufacture, market and sell Zegerid brand OTC products in the lower dosage strength of 20 mg of omeprazole in the U.S. and Canada. Under the license agreement, Merck is required to use active, sustained and diligent efforts to conduct and complete in a timely manner all activities required to develop licensed products, receive marketing approval for licensed products and market, sell, generate and meet market demand for licensed products in the licensed territories. Merck commenced commercial sales of Zegerid OTC (omeprazole 20 mg/sodium bicarbonate 1100 mg capsules) in March 2010.

Under the license agreement, Santarus received a $15.0 million upfront license fee in November 2006 and has received $27.5 million in milestone payments to date. We may receive up to an additional $37.5 million in aggregate milestone payments upon the achievement of specified sales milestones. We are also entitled to receive low double-digit royalties, subject to adjustment in certain circumstances, on net sales of any OTC products sold by Merck under the license agreement. In turn, we are obligated under our license agreement with the University of Missouri to pay royalties to the University of Missouri based on net sales of any OTC products sold by Merck.

The license agreement remains in effect as long as Merck is marketing products under the license agreement. Merck may terminate the agreement at any time on 180 days’ prior written notice to us. In addition, either party may terminate the license agreement in the event of uncured material breach of a material obligation, subject to certain limitations, or in the event of bankruptcy or insolvency.

License Agreement with GSK

In November 2007, Santarus entered into a license agreement granting exclusive rights to GSK under its PPI technology to commercialize prescription and OTC immediate-release omeprazole products in a number of international markets. Under the license agreement, Santarus granted GSK the exclusive right to develop, manufacture and commercialize prescription and OTC immediate-release omeprazole products for sale in more than 100 countries within Africa, Asia, the Middle-East and Latin America. GSK is required to use commercially reasonable efforts to seek regulatory approval for, and to launch, market and sell licensed products in the licensed territories and is required to do so within specified time frames in certain “major countries,” defined in the license agreement as Brazil, China, Mexico, South Africa, South Korea, Taiwan and Turkey. GSK has elected, however, not to pursue development in China and Taiwan and has returned the rights to those territories to us. Currently, GSK has launched licensed products in Mexico, Ecuador, Kenya, Nigeria, French West Africa and Tanzania and has made regulatory filings in other selected countries in Africa, Asia and Latin America. GSK is continuing work to prepare the regulatory filings necessary to obtain marketing approval authorization in additional countries covered by the license agreement.

Pursuant to the license agreement, Santarus received an $11.5 million upfront fee from GSK. We will also receive tiered royalties equal to a percentage of net sales, ranging from the mid-teens to mid-twenties, of any licensed products sold by GSK under the license agreement. The royalties are subject to reduction on a country-by-country basis in the event that sales of any generic products achieve a specific level of market share. In turn, we will be obligated under the license agreement with the University of Missouri to pay royalties to the University of Missouri based on net sales of any licensed products sold by GSK. GSK’s obligation to pay royalties under the license agreement will continue as long as GSK is selling licensed products, unless the license agreement is terminated earlier or in the event GSK exercises its option to make a buy-out payment in 2027, the 20th anniversary of the license agreement. To support GSK’s initial launch costs, Santarus agreed to waive the initial $2.5 million of aggregate royalties payable by GSK.

The license agreement will remain in effect as long as GSK is obligated to pay royalties under the license agreement for one or more licensed territories. GSK may terminate the license agreement on six months’ prior written notice to Santarus at any time. Santarus may terminate the license agreement on a country-by-country basis in the event that GSK fails to satisfy its diligence obligations applicable to such country. In addition, either party may terminate the license agreement in the event of the other party’s uncured material breach or bankruptcy or insolvency. Following termination, the rights associated with licensed products revert to us.

Glumetza

In August 2011, Santarus entered into a commercialization agreement with Depomed granting Santarus exclusive rights to manufacture and commercialize Glumetza prescription products in the U.S., including its territories and possessions and Puerto Rico. The commercialization agreement replaced a promotion agreement between the parties from July 2008, pursuant to which Santarus had previously promoted Glumetza in the U.S.

Santarus was required to pay to Depomed royalties on net product sales in the territory of 29.5% in 2012 and 32.0% in 2013. We paid to Depomed in 2014 royalties on the net product sales in the territory of 32.0%, and we will be required to pay to Depomed royalties of 34.5% in 2015 and beyond prior to the entry of a generic Glumetza product. We have the exclusive right to commercialize authorized generic versions of the Glumetza products. In the event of entry of a generic Glumetza product in the territory, we and Depomed will equally share proceeds based on a gross margin split.

The commercialization agreement will continue in effect for so long as we commercialize branded Glumetza or authorized generic products, unless terminated sooner. Subject to 120 days’ prior written notice to Depomed, we have the right to terminate the agreement at any time. Subject to 60 days’ prior written notice to us, Depomed may terminate the agreement if we fail to meet our obligations with respect to minimum promotion and expenditure obligations and fail to cure such breach within a specified time period. Either party may terminate the agreement if the other party fails to perform any material term of the agreement and fails to cure such breach, subject to prior written notice within a specified time period. In addition, either party may terminate the agreement if a force majeure event prevents the other party from carrying out its material obligations under the agreement for a period of at least six months. Finally, either party may terminate the agreement if the other party becomes insolvent, files or consents to the filing of a petition under any bankruptcy or insolvency law or has any such petition filed against it and, within a specified time period, such filing has not been dismissed.

Relistor

In February 2011, we acquired an exclusive worldwide license to develop and commercialize the products containing methylnaltrexone bromide, or the MNTX Compound, marketed under the name Relistor, from Progenics and a non-exclusive license to manufacture the MNTX Compound and products containing that compound. These licenses are now worldwide, following Progenics’ termination of Ono Pharmaceutical Co. Ltd.’s, or Ono Pharmaceutical, rights to Japan. We paid Progenics an up-front license fee payment of $60.0 million. In addition, we agreed to pay Progenics up to $90.0 million contingent upon achieving specified regulatory approvals and up to $200.0 million contingent upon achieving specified targets for net sales over the term of the agreement. During the second quarter of 2014, the FDA approved Relistor SI for the treatment of OIC in patients suffering from chronic, non-cancer pain. Accordingly, we made a $40.0 million milestone payment to Progenics in October 2014. The remaining milestone payments, however, are conditioned upon events that might never occur; as a result, we do not consider them to be purchase obligations or a commitment to be reported in our contractual commitments table in Management’s Discussion and Analysis of Financial Condition and Results of Operations. We must pay Progenics 60% of any revenue received from sublicensees in respect of any country outside the United States. We must pay Progenics royalties based on a percentage ranging from the mid- to high-teens of net sales of any product containing the MNTX Compound. We are responsible for the future costs of the development programs for MNTX Compounds (excluding sales by ex-U.S. sublicensees). The royalty period generally runs until the later of (i) the expiration of the last valid relevant patent claim, (ii) the date on which there is no marketing exclusivity right with respect to the product, and (iii) the 15th anniversary of the first commercial sale subject, in the case of clause (iii), to earlier termination if unauthorized generic competition exceeds specified thresholds. Either party may terminate the license agreement upon an uncured material branch or specified bankruptcy events. In addition, we may terminate the agreement for safety or efficiency issues, or upon specified prior notice at any time on or after the first anniversary of the agreement, subject to Progenics’ right to postpone such latter termination in certain circumstances. Upon the termination of the agreement, all licenses granted to Salix by Progenics will terminate other than respecting any product the royalty period for which has expired in a particular country.

OsmoPrep

In connection with our acquisition of InKine Pharmaceutical Company, Inc., or InKine, in September 2005, we assumed a license agreement with ALW Partnership for the worldwide rights, in perpetuity, to develop, use, market, sell, manufacture, have manufactured and sub-license Visicol (our first-generation tablet bowel-cleansing product) and improvements, including OsmoPrep, in the field of colonic purgatives, along with ALW Partnership’s body of proprietary technical information, trade secrets and related know-how. Pursuant to this license agreement, we pay to Clinical Development Capital Partnership, or CDC, ALW’s successor, on a quarterly basis, a single-digit percentage royalty payment based on our net sales of these products. Because the amounts of the royalty payments are based on net sales during a quarter, we are unable to prospectively disclose the amount of such royalty payments. The agreement requires a minimum annual royalty payment of $0.1 million. Additional royalties are only incurred if there is associated revenue, and then are included in “Cost of products sold” in the Consolidated Statements of Comprehensive Income. The license agreement does not have a fixed expiration date, but continues until terminated in accordance with its terms or until the last patent expires, which is currently in 2028. The agreement and royalty obligations may be terminated by either party if the other materially breaches the agreement and fails to cure the breach after notice. We may terminate the agreement with 60 days’ written notice to CDC. CDC has the right to terminate the agreement in the event we are declared insolvent.

Solesta and Deflux

In connection with our acquisition of Oceana in December 2011, we acquired two license agreements with Q-Med AB, or Q-Med, which provide us the worldwide right to commercialize Solesta and Deflux. Under a stock purchase agreement with Q-Med that we assumed in connection with the Oceana acquisition, we are obligated to pay up to $45.0 million contingent upon achieving specified targets for net sales of Solesta over the term of the agreement. No milestone payments had been made as of December 31, 2014. Because these milestone payments are conditioned upon events that might never occur, we do not consider the potential milestone payments as purchase obligations or a commitment to be reported in our contractual commitments table in Management’s Discussion and Analysis of Financial Condition and Results of Operations. Additionally, we must pay Q-Med royalties based on a percentage in the low double-digits of net sales of Solesta and Deflux by Salix and its affiliates in the U.S. and a fixed per-unit royalty on sales of these products outside the U.S. The royalty obligations continue until the agreements are terminated, but may be reduced if certain conditions are met. Unless terminated earlier, the license agreements will expire June 30, 2030, although they may be extended if certain conditions are met. Q-Med may terminate the agreements for our material breach if not cured within 90 days of notice. In addition, we have supply agreements under which we purchase our entire requirements of Deflux and Solesta from Q-Med.

Fulyzaq

In December 2008 we acquired certain rights to crofelemer from Napo for the United States and certain other countries. On December 31, 2012, the FDA granted marketing approval for a crofelemer product, under the trade name Fulyzaq.

During our December 2008 collaboration agreement with Napo, we made an initial payment of $5.0 million, consisting of $4.5 million in an upfront license fee, and a $0.5 million equity investment in Napo. In addition, we will make up to $50.0 million in milestone payments to Napo contingent on regulatory approvals and up to $250.0 million in milestone payments contingent on reaching certain sales thresholds. We are responsible for development costs of crofelemer, but costs exceeding $12.0 million for development of crofelemer for the HIV-associated diarrhea indication will be credited towards regulatory milestones and thereafter against sales milestones. Development costs exceeded $12.0 million by more than the amount of the milestone payment due upon FDA approval, which was received on December 31, 2012. Therefore, no payment was due for achievement of that milestone. Additionally, we will pay tiered royalties, ranging from the low teens to 20 percent, depending on annual sales levels, on net sales of crofelemer. Because the milestone payments are conditioned upon events that might never occur, we do not consider the potential milestone payments as purchase obligations or a commitment to be reported in our contractual commitments table in Management’s Discussion and Analysis of Financial Condition and Results of Operations. The license and royalty obligations do not have a fixed expiration date, but continue until terminated in accordance with the terms of the collaboration agreement or until the last patent expires. The last patent is currently scheduled to expire in 2029. The agreement and royalty obligations may be terminated by either party if the other materially breaches the agreement and fails to cure the breach after notice or is declared insolvent. We may terminate the agreement if we determine development of the product is not commercially feasible.

On May 5, 2011, Napo filed a lawsuit against us in the Supreme Court of the State of New York, County of New York, alleging that we breached our collaboration agreement with Napo and breached our duty of good faith and fair dealing. For more details, see Part I. Item 3. “Legal Proceedings” and Note 13 to Consolidated Financial Statements. We continue to advance our development and commercialization plans for crofelemer in accordance with our existing collaboration agreement with Napo.

Cycloset

In September 2010, Santarus entered into a distribution and license agreement with S2 and VeroScience, granting it exclusive rights to manufacture and commercialize the Cycloset prescription product in the U.S., subject to the right of S2 to co-promote Cycloset as described below. Under the terms of the distribution and license agreement, Santarus paid S2 and VeroScience an upfront fee totaling $5 million. We pay a product royalty to S2 and VeroScience of 35% of the gross margin associated with net sales of Cycloset up to $100 million of cumulative total gross margin, increasing to 40% thereafter. Gross margin is defined as net sales less cost of goods sold. In the event net sales of Cycloset exceed $100 million in a calendar year, we will pay an additional 3% of the gross margin to S2 and VeroScience on incremental net sales over $100 million.

The distribution and license agreement will continue in effect, unless terminated sooner, until we cease to market or sell Cycloset in the U.S. We may terminate the agreement at any time subject to 120 days’ prior written notice. We may also terminate the agreement immediately in specified circumstances relating to a significant recall or market withdrawal of Cycloset, in the event of certain regulatory or governmental actions that would prevent us from performing our obligations under the agreement or in the event of FDA approval of a third party ANDA for an “AB” rated equivalent of Cycloset. Either we, on the one hand, or S2 and VeroScience, on the other hand, may terminate the agreement in the following circumstances: (a) if the other party fails to perform any material term of the agreement and fails to cure such breach, subject to prior written notice, within a specified time period; (b) if a force majeure event prevents the carrying out of material obligations of the other party under the agreement for a period of at least six months; or (c) upon the insolvency or occurrence of other specified bankruptcy events.

Ruconest

In September 2010, Santarus entered into a license agreement and a supply agreement with Pharming under which it was granted certain worldwide non-exclusive rights to develop and manufacture Ruconest, and certain exclusive rights to commercialize Ruconest in the U.S., Canada and Mexico for the treatment of HAE and other future indications.

In partial consideration of the licenses granted under the license agreement, Santarus paid Pharming a $15 million upfront fee. In addition, Santarus paid Pharming a $10 million milestone in November 2012 following successful achievement of the primary endpoint of the phase 3 clinical study and a $5 million milestone in July 2013 upon FDA acceptance for review of a BLA for Ruconest. Upon FDA approval of Ruconest in July 2014, we made an additional $20.0 million payment to Pharming, as required under the license agreement. In addition, we will be required to pay the following one-time performance milestones if we achieve certain aggregate net sales levels of Ruconest: a $20 million milestone if calendar year net sales exceed $300 million, and a $25 million milestone if calendar year net sales exceed $500 million.

The license agreement will continue in effect, unless terminated sooner, until we cease to sell Ruconest in the U.S., Canada and Mexico. Either party may terminate the agreement in the following circumstances: (a) if the other party breaches any material term of the agreement and fails to cure such breach within a specified time period following written notice; or (b) upon the insolvency or occurrence of other specified bankruptcy events. We may also terminate the license agreement at any time subject to 12 months’ prior written notice.

Following at-will termination by either party, the rights associated with Ruconest will revert to Pharming. If we terminate the agreement due to Pharming’suncured material breach, bankruptcy or insolvency, the licenses granted to us will survive.

MANUFACTURING

We own no manufacturing facilities. We have in the past used and plan to continue to use third-party vendors to produce material for use in clinical trials and for commercial product. This manufacturing strategy enables us to direct our financial resources to product in-licensing and acquisition, product development, and sales and marketing efforts, without devoting resources to the time and cost associated with building and maintaining manufacturing or packaging facilities. Descriptions of our principal manufacturing arrangements are set forth below.

Rifaximin

Under our supply agreement with Alfa Wassermann, Alfa Wassermann is obligated to supply us with bulk rifaximin drug substance, the active pharmaceutical ingredient in Xifaxan 200 mg rifaximin tablets and Xifaxan 550 mg rifaximin tablets, until the later of December 31, 2016, and the date on which either party gives not less than 12 months’ written notice of termination to the other party. Our supply of rifaximin drug substance is manufactured for Alfa Wassermann by ZaCh Systems in Lonigo, Italy, and Sanofi-Aventis in Brindisi, Italy.

Under our supply agreement with Lupin, we are obligated to purchase from Lupin Ltd., and Lupin is obligated to supply, 50% of our annual requirements of bulk rifaximin drug substance from Lupin Ltd., subject to certain minimum purchase requirements.

Under our supply agreement with Olon, beginning in 2017, we are obligated to purchase from Olon, and Olon is obligated to supply, 25% of our annual requirements of bulk rifaximin drug substance, subject to certain minimum purchase requirements.

Rifaximin is converted into Xifaxan drug product for us under a supply agreement with Patheon, Inc. in Whitby, Ontario. Bulk Xifaxan tablets are packaged into finished Xifaxan commercial bottles by Patheon and packaged into Xifaxan commercial blister packs by Pharma Packaging Solutions in Norris, Tennessee.

Apriso

PharmaZell GmbH, or PharmaZell, supplies us with bulk mesalamine active ingredient. Under a long-term supply agreement with Catalent Pharma Solutions, or Catalent, in Winchester, Kentucky, Catalent converts this mesalamine into our commercial supply of bulk Apriso, 375 mg mesalamine capsules. Bulk Apriso capsules are then packaged into finished Apriso commercial bottles by Pharma Packaging Solutions in Norris, Tennessee.

Uceris

Cosmo Technologies, Ltd., located in Italy, manufactures and supplies all of our bulk drug product requirements for Uceris. We have agreed to purchase such requirements exclusively from Cosmo during the term of our license agreement with Cosmo. The term of the supply agreement continues for so long as the license agreement with Cosmo for Uceris remains in effect. The agreement may be terminated under certain other specified circumstances. We rely on Patheon in Puerto Rico for the commercial bottling and packaging of Uceris bottles, and Packaging Coordinators, Inc. for the blister packing for Uceris.

Purgatives

Under our supply agreement with Actavis, Inc. and Novel in Somerset, New Jersey, Novel produces our commercial supply of finished MoviPrep kits.

Under our supply agreement with Novel, Novel produces our commercial supply of bulk OsmoPrep tablets, which are then packaged into finished OsmoPrep commercial bottles by Pharma Packaging Solutions in Norris, Tennessee.

Zegerid

Union Quimico Farmaceutica, S.A. in Spain supplies us with omeprazole, the active pharmaceutical ingredient used to manufacture Zegerid.

We rely on Norwich Pharmaceuticals, Inc., or Norwich, located in New York, as the sole third-party manufacturer of the brand and related authorized generic Zegerid capsules product. Our supply agreement with Norwich continues in force indefinitely unless terminated by either party with 18 months’ prior written notice. The agreement may also be terminated under certain other specified circumstances.

A Patheon facility in Whitby, Ontario manufactures our supply of Zegerid powder for oral suspension. The supply agreement will continue in force indefinitely, unless terminated by either party with 18 months’ prior written notice or under certain other specified circumstances. Neither party has provided written notice to the other party regarding termination of this supply agreement.

Under an authorized generic agreement with Prasco LLC, or Prasco, we supply authorized generic of prescription Zegerid capsules to Prasco, and Prasco is responsible for invoicing and distribution to pharmaceutical wholesalers and other customers. In April 2010, as part of its contingency plan to prepare for a possible launch of a generic version of our Zegerid prescription products, Santarus entered into a distribution and supply agreement with Prasco that granted Prasco the right to distribute and sell an authorized generic version of Santarus’ Zegerid prescription products in the U.S. Under the terms of the agreement, which was amended in November 2012, Prasco is obligated to use commercially reasonable efforts to distribute and sell such products in the U.S. and, it has agreed to purchase all of its authorized generic product requirements from Santarus and to pay Santarus a specified invoice supply price for such products. Prasco is also obligated to pay Santarus a significant percentage of the gross margin on sales of the authorized generic products. The term of the distribution and supply agreement will continue until June 2015, five years after the date of launch of the first authorized generic product, with automatic one year renewals thereafter unless either party elects not to renew by giving notice at least six months prior to the expiration of the applicable renewal period. The distribution and supply agreement may also be terminated under certain other specified circumstances. In the event of termination, the rights granted to Prasco associated with the authorized generic products will cease.

Glumetza

Farmhispania, S.A. in Spain supplies us with the metformin hydrochloride used to manufacture Glumetza. We rely on a Patheon facility located in Puerto Rico as the sole third party manufacturer of Glumetza 500 mg. The initial term of the manufacturing agreement with Patheon expired in June 2014, but the agreement was automatically renewed for an additional two-year term, as neither party gave 12 months’ written notice to terminate to the other party. The agreement may be terminated if other party provides such written notice of termination to the other party or under certain other specified circumstances.

We rely on Valeant Pharmaceuticals, International, Inc. in Canada to manufacture Glumetza 1000 mg.

Relistor

The drug substance for these Relistor SI presentations is supplied by Mallinckrodt Pharmaceuticals in St. Louis, Missouri.

Relistor SI in a vial presentation is produced in bulk by Patheon in North Carolina, and then packaged into finished Relistor single vials or vial kits by Packaging Coordinators, Inc.

Relistor SI in a pre-filled syringe presentation is produced and packaged into finished Relistor kits by Vetter Pharma International GmbH in Ravensburg, Germany.

Solesta and Deflux

Both Solesta and Deflux are produced and packaged into finished Solesta and Deflux kits, respectively, by Q-Med, a division of Galderma, in Uppsala, Sweden.

Fulyzaq

We obtain a raw material from several suppliers in South America that is then provided to Glenmark. Under our supply agreement with Glenmark, in Mumbai, India, Glenmark supplies us with Fulyzaq drug substance. Under a long term supply agreement with Patheon in Cincinnati, Ohio, crofelemer drug substance is converted into Fulyzaq tablets and then packaged into commercial bottles.

Cycloset

Euticals S.p.A. in Italy supplies us with the active pharmaceutical ingredient used to manufacture Cycloset. We rely on a Patheon facility in Cincinnati, Ohio as the sole third-party commercial manufacturer and packager for Cycloset. The agreement expires in December 2016, and thereafter automatically continues for two-year renewal terms, unless 18 months’ prior written notice is provided by either party. The agreement may also be terminated under certain other specified circumstances.

Ruconest

We rely on Pharming to oversee product manufacturing and supply of Ruconest. In turn, Pharming utilizes certain of its own facilities as well as third-party manufacturing facilities for supply, all of which are located in Europe.

Products in Development

With respect to our methylnaltrexone bromide tablet formulation and our methylnaltrexone bromide multi-dose pen SI formulation, both of which are currently under development, we plan to negotiate commercial supply agreements with the manufacturers who produced the drug substance and drug product for the Phase 3 clinical trial material, or the manufacturers who produced the pivotal registration batches, if these products receive FDA approval.

With respect to our additional rifaximin tablet formulation(s) which are currently under development, we plan to negotiate commercial supply agreements with the manufacturers who have or will have produced the drug product for the Phase 3 clinical trial material, or the manufacturers who produced the pivotal registration batches, if these products receive FDA approval.

DISTRIBUTION

In the United States, we sell substantially all of our products to approximately four different wholesale distributors. The wholesale distributors then sell our products to pharmacies, hospitals, group purchasing organizations, and other purchasers.

For markets outside of the United States, we enter into agreements with distributors or licensees pursuant to which they market and distribute our products in those markets.

SALES AND MARKETING

Our sales force contacts physicians in the United States and seeks to educate the physicians whom it contacts. Our sales and marketing staff markets our products primarily by focusing on high-prescribing U.S. physicians in the following areas: gastroenterology, hepatology, colorectal surgery, endocrinology, and primary care. We use a variety of marketing techniques to promote our products including sampling, journal advertising, promotional materials, specialty publications, coupons, money-back or product replacement guarantees, educational conferences and informational websites.

As of December 31, 2014, our sales and marketing staff, including our sales representatives, consisted of approximately 615 people, and our sales force had approximately 525 sales representatives in the field marketing our approved products.

Although the creation of an independent sales organization involved substantial costs, we believe that the financial returns from our direct product sales have been and will continue to be more favorable to us than those that would be available from the indirect sale of products through marketing partners. We generally enter into distribution or licensing relationships for the sale and distribution of our products outside the United States. As a result of our acquisition of Oceana in December 2011, however, we have approximately five sales representatives based in Europe who sell Solesta and Deflux there. We also sell Deflux through distributors in approximately 20 countries outside the United States and Europe.

PATENTS AND PROPRIETARY RIGHTS

Our goal is to obtain, maintain and enforce patent protection for our products, compounds, formulations, processes, methods and other proprietary technologies invented, developed, licensed or acquired by us, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the U.S. and in other countries. Our policy is to actively seek to obtain, where appropriate, intellectual property protection for our products, proprietary information and proprietary technology through a combination of contractual arrangements and laws, including patents, both in the U.S. and elsewhere in the world.

Due to the length of time and expense associated with bringing new pharmaceutical products to market, we recognize that there are considerable benefits associated with developing, licensing or acquiring products that are protected by existing patents or for which patent protection can be obtained. In addition, we have applied and intend to continue to apply for patent protection for new technology we develop whenever we determine that the benefit of patent protection outweighs the cost of obtaining patent protection.

We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors. To help protect our proprietary know-how that is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require our employees, consultants, advisors and certain other contractors to enter into confidentiality agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. Additionally, these confidentiality agreements require that our employees, consultants and advisors do not bring to us, or use without proper authorization, any third party’s proprietary technology or information.

Our principal intellectual property is discussed below.

Rifaximin

General

The patents for the rifaximin composition of matter (also covering a process of making rifaximin and using rifaximin to treat gastrointestinal infectious diseases) expired in May 2001 in the United States and Canada. Rifaximin 550 mg has orphan exclusivity through March 2017. Patents covering several physical states, or polymorphic forms, of rifaximin that provide protection for all indications currently marketed and being assessed are listed below in the table. Alfa Wasserman, the owner of these patents, has licensed the rights to Salix in the United States. In July 2006, Salix entered into an agreement with CSMC for the right to use its patent and patent applications relating to methods of diagnosis and treating IBS and other disorders caused by small intestinal bacterial overgrowth. The CSMC agreement provides Salix the right to use certain of the patents listed below as well as other patents in the same family, which we have licensed from CSMC.

U.S. Patent No.	Issue Date	Expiration	Subject
7,045,620*	May-06	Jun-24	Composition of matter and process patent covering several physical states of rifaximin***

7,612,199*	Nov-09	Jun-24	Covers several physical states, or polymorphous forms of rifaximin***

7,906,542*	May-11	Jun-25	Covers several physical states, or polymorphous forms of rifaximin in pharmaceutical formulations***

7,902,206*	Mar-11	Jun-24	Covers several physical states, or polymorphous forms of rifaximin***

7,452,857**	Nov-08	Aug-19	Use of rifaximin for treating IBS

7,605,240**	Oct-09	Aug-19	Treatment of bloating caused by small intestinal bacterial overgrowth associated with IBS

7,718,608**	May-10	Aug-19	Use of rifaximin for treating IBS

7,935,799**	May-11	Aug-19	Use of rifaximin for treating diarrhea

7,928,115	Apr-11	Jul-29	Use of rifaximin for treating TD***

8,158,781*	Apr-12	Jun-24	Covers physical states, or polymorphous forms of rifaximin***

8,158,644*	Apr-12	Jun-24	Covers physical states, or polymorphous forms of rifaximin***

8,193,196*	Jun-12	Sept-27	Covers physical states, or polymorphous forms of rifaximin***

8,309,569	Nov-12	Jul-29	Use of rifaximin for treating IBS

8,518,949*	Aug-13	Feb-26	Pharmaceutical composition comprising rifaximin***

8,217,054*	Jul-12	Dec-27	Pharmaceutical composition and formulation related to the delayed release formulation

8,568,782*	Oct-13	Feb-27	Pharmaceutical composition and formulation related to the delayed release formulation

8,642,573	Feb-14	Oct-29	Use of rifaximin for treating HE***

*	Licensed from Alfa Wasserman
**	Licensed from CSMC
***	Listed in the Orange Book

In addition, we have filed applications for patents relating to additional indications using rifaximin and related chemical substances.

In September 2009, Lupin Ltd. granted Salix the exclusive right in the United States to its bioadhesive drug delivery technology for use with rifaximin. In March 2011, Lupin granted Salix an exclusive license to exploit any product containing rifaximin and covered by the Lupin technology or joint technology for all uses in humans worldwide except India. In October 2009, Cipla, Limited, or Cipla, granted Salix the exclusive rights in the United States to its amorphous rifaximin application PCT Patent Application No. PCT/GB2007/003629; WO 2008/035109. In October 2012, the United States Patent and Trademark Office, or USPTO, declared an interference to determine the priority of invention between Cipla’s application related to amorphous rifaximin and the application from Olon S.p.A., or Olon, directed to amorphous rifaximin. The USPTO had also declared an interference between the same Olon application and an Apotex-issued patent related to the same technology. Olon subsequently acquired the Apotex patent and in 2013, Salix acquired the rights to Olon’s amorphous rifaximin intellectual property, which included the rights to the Apotex patent. The USPTO resolved the two interferences, wherein Cipla was granted amorphous rifaximin composition of matter claims, the Apotex and Olon claims to the amorphous rifaximin composition of matter were canceled, and the Apotex patent claims directed to methods of making amorphous rifaximin remained valid. We continue to seek novel method claims for amorphous rifaximin from both the Olon and Cipla applications.

Data Exclusivity

Rifaximin had data exclusivity for the TD indication through May 2009. Upon expiration of this data exclusivity period, the OGD could approve an ANDA for Xifaxan 200 mg. We submitted a Citizen’s Petition in May 2008 requesting that the director of OGD impose scientifically appropriate standards for the demonstration of bioequivalence for ANDAs citing Xifaxan as the reference listed drug. In November 2011, the FDA posted draft bioequivalence guidance for rifaximin 200 mg tablets for the treatment of TD. This guidance recommends successful completion of a randomized, double blind, parallel placebo-controlled clinical trial in humans with clinical endpoints in order to file an ANDA for approval of a generic rifaximin 200 mg tablet for the treatment of TD.

Xifaxan 550 mg has orphan exclusivity through March 2017. Accordingly, although a competitor could file an ANDA for rifaximin 550 mg at any time, the OGD would be unable to approve the ANDA until March 2017. We are not aware of any ANDA that has been filed for rifaximin 550 mg. In February 2012, the FDA posted draft bioequivalence guidance for Xifaxan 550 mg tablets. The draft guidance recommends that, in addition to conducting the program outlined by the FDA for rifaximin 200 mg, the performance of a single-dose, three-way crossover in-vivo study of fasting bioequivalence with pharmacokinetic endpoints in both fasting and fed states. Additionally, with regard to the filing of an ANDA approval of a generic rifaximin 550 mg tablet for the treatment of HE, the guidance stipulated that the formulation of the 550 mg strength should be proportionally similar to that of the 200 mg strength.

Apriso

Currently, there are eight patents that we believe provide coverage for Apriso, including for methods of production and use (U.S. Patent Nos. 6,551,620, or the ‘620 patent, 7,547,451, or the ‘451 patent, 8,337,886, or the ‘886 patent, 8,496,965, or the ’965 patent, 8,865,688, or the ‘688 patent, 8,911,788 or the ‘788 patent, 8,940,328 or the ‘328 patent and 8,956,647 or the ‘647 patent). Each of the ‘620, ‘451, ‘886, ‘965, ‘788,’328 and the ‘647 patents expire in 2018, while the ‘688 patent expires in 2030. See Part I. Item 3. “Legal Proceedings” and Note 14 to Consolidated Financial Statements for information about our ongoing litigation against Novel for infringement of these patents.

Apriso is not a new chemical entity, but it was entitled to three years of exclusivity from the time of its approval based on the new clinical investigations required during the approval process. This exclusivity period has now expired.

Uceris

We have exclusive rights to develop and commercialize Uceris tablets in the U.S. under Santarus’ license agreement with Cosmo. Currently, there are six patents that are owned by Cosmo and licensed us that should provide coverage for Uceris (U.S. Patent Nos. 7,431,943, 7,410,651, RE43,799, 8,293,273, 8,784,888, and 8,895,064, or the ‘064 patent). With the exception of the ‘064 patent, which expires in 2031, each of these patents expires in 2020. In addition, we expect that Uceris will have data exclusivity through January 14, 2016.

In February 2015, we commenced litigation against Par, Actavis, and Alvogen after the FDA accepted for filing Par, Actavis, and Alvogen’s ANDAs for approval to market and sell generic versions of Uceris prior to expiration of our Uceris patents. See Part I. Item 3. “Legal Proceedings” and Note 14 to Consolidated Financial Statements for additional information.

Uceris (budesonide) rectal foam has patent coverage in the U.S. until December 2015 (U.S. Patent No. 5,914,122). We expect that this product will have data exclusivity through October 2017.

MoviPrep

There are two patents for MoviPrep that we expect to provide patent protection until 2024 (U.S. Patent Nos. 7,169,381, or the ‘381 patent, and 7,658,914, or the ‘914 patent). The patents were issued to Norgine (including Norgine Europe, B.V.) by the USPTO in January 2007 and February 2010, respectively, and contain composition of matter and kit claims, and Norgine has licensed these patents to us.

In connection with the 2010 settlement of MoviPrep patent litigation with Novel, we and certain other parties granted to Novel a fully paid-up license under the MoviPrep patents such that Novel is permitted to launch a generic MoviPrep product in September 2018. Under certain circumstances, however, Novel could launch the generic on an earlier date.

Zegerid

We have rights to certain patents protecting Zegerid pursuant to Santarus’ exclusive, worldwide license agreement with the University of Missouri. Currently, there are three patents that we believe provide coverage for Zegerid (U.S. Patent Nos. 5,840,737, 6,780,882, and 7,399,772), with expiration dates in July 2016. In addition to the issued U.S. patent coverage described above, several international patents have been issued for Zegerid. There are pending patent applications that could potentially provide protection, if issued, until 2016. Under certain circumstances, however, Zegerid could lose patent protection at an earlier date.

See Part I. Item 3. “Legal Proceedings” for information about the settlement of patent litigation relating to Zegerid.

Glumetza

We have exclusive rights to manufacture and commercialize Glumetza products in the U.S., including its territories and possessions and Puerto Rico, under Santarus’ commercialization agreement with Depomed. Currently, there are four patents that are owned or licensed by Depomed that should provide coverage for the Glumetza 500 mg dose product (U.S. Patent Nos. 6,340,475, 6,635,280, 6,488,962, and 6,723,340), with expiration dates in 2016, 2020 and 2021. There are three patents that are owned or licensed by Depomed that we believe provide coverage for the Glumetza 1000 mg dose product (U.S. Patent Nos. 6,488,962, 7,780,987, and 8,323,692), with expiration dates in 2020 and 2025. There are pending patent applications that could potentially provide protection, if issued, until 2025.

In connection with settlement agreements entered into by Santarus, a first generic filer was granted the right to sell a generic version of Glumetza in February 2016 and two subsequent generic filers were granted the right to sell a generic version of Glumetza in August 2016. Under certain circumstances, however, Glumetza could face generic competition at an earlier date.

Relistor

Patents covering Relistor that provide protection for all indications currently marketed and being assessed are listed below in the table. Progenics, the owner of these patents, has licensed the worldwide rights to these patents to Salix.

U.S. Patent No.	Issue Date	Expiration	Subject

6,559,158	May-03	Nov-17	Covers Relistor SI

8,247,425	Aug-12	Dec-30	Covers Relistor pre-filled syringe

8,420,663	Apr-13	Sept-29	Covers all Relistor subcutaneous products

8,524,276	Sept-13	Mar-31	Covers oral Relistor

8,552,025	Oct-13	Apr-24	Covers Relistor syringe, vial, prefilled syringe and multi-dose pen products

There are pending applications on both the subcutaneous and oral formulations that, if issued, will provide further protection until 2024 and 2031, respectively.

In addition to the patent protection noted above, our Relistor SI product had five-year new chemical entity exclusivity from the date it received FDA approval. This exclusivity period expired on April 24, 2013. With the expiration of this data exclusivity period, the OGD may now approve an ANDA for Relistor, should one be filed. We are not aware of any ANDAs that have been filed with regard to our Relistor products.

OsmoPrep

The patent for OsmoPrep provides patent coverage until June 2028 (U.S. Patent No. 7,687,075, or the ‘075 patent). We own the ‘075 patent, and had licensed U.S. Patent No. 5,616,346, or the ‘346 patent, from CDC for commercialization of OsmoPrep in the United States. The ‘346 patent expired in May 2013.

In connection with the 2010 settlement of OsmoPrep patent litigation with Novel, we and certain other parties granted to Novel a fully paid-up, non-exclusive license under the OsmoPrep patents such that Novel is permitted to launch a generic OsmoPrep product in November 2019. Under certain circumstances, however, Novel could launch the generic on an earlier date.

Solesta and Deflux

In December 2011, Salix acquired licensed rights to Solesta and Deflux through the acquisition of Oceana. Solesta and Deflux are protected by U.S. Patent No. 5,633,001, which is directed to composition and method claims and provides protection until May 2014, and U.S. Patent No. 5,827,937, which is directed to methods of manufacturing and provides protection until December 2017.

Deflux was granted PMA approval on September 24, 2001. Solesta was granted PMA approval on May 27, 2011, and it should receive six years of data exclusivity from that date.

Fulyzaq

The patents related to the formulation of Fulyzaq provide protection until 2018 (U.S. Patent Nos. 7,323,195 and 7,341,744), and the patent related to methods of treating diarrhea with Fulyzaq provides protection until 2018 (U.S. Patent No. 8,573,634). US Patent 8,962,680 covers methods of using Fulyzaq for treating HIV associated diarrhea and provides protection until October 2031. In addition, we are seeking applications for patents relating to additional indications using Fulyzaq and related chemical substances. As a new molecular entity, we believe Fulyzaq may be entitled to patent term restoration, applications for which are pending at the USPTO.

Fulyzaq is also eligible for market exclusivity for five years from the date of FDA approval, or until December 31, 2017.

Giazo

The patent related to the formulation of Giazo provides protection until 2018 (U.S. Patent No. 6,197,341, of the ‘341 patent). Two method of use patents related to increasing the bioavailability of the drug provide protection until August 2026 (U.S. Patent Nos. 7,452,872 and 7,625,884). A third method of use patent for Giazo that was issued in July 2013 provides coverage until June 2031 (U.S. Patent No. 8,497,256, or the ‘256 patent). The data exclusivity for Giazo expired on February 3, 2015. In 2014, we commenced litigation against Par Pharma and certain other entities and Mylan after Par Pharma and Mylan each submitted ANDAs for approval to market and sell generic versions of Giazo prior to expiration of our Giazo patents. See Part I. Item 3. “Legal Proceedings” and Note 14 to Consolidated Financial Statements for additional information.

Cycloset

We have exclusive rights to manufacture and commercialize Cycloset in the U.S. under Santarus’ distribution and license agreement with S2 and VeroScience. Currently, there are seven patents that Santarus has licensed from S2 and VeroScience that should provide coverage for Cycloset (U.S. Patent Nos. 5,716,957, 7,888,310, 8,137,992, 8,137,993, 8,137,994, 8,431,155, and 8,613,947), with expiration dates in 2015, 2023 and 2032.

Ruconest

We have exclusive rights to develop and commercialize the Ruconest investigational drug in the U.S., Canada and Mexico under Santarus’ license and supply agreements with Pharming. Currently, there are two patents licensed to Santarus by Pharming that we believe should provide coverage for Ruconest (U.S. Patent Nos. 7,067,713 and RE43,691) through 2022 and 2024, respectively. In addition, as a biological product, Ruconest should be entitled under the Patient Protection and Affordable Care Act of 2010, or the Affordable Care Act, to a period of 12 years of regulatory exclusivity in the U.S.

GOVERNMENT REGULATION

Government authorities at the federal, state, and local level, and in countries outside of the United States, extensively regulate, among other things, the development, testing, manufacture, quality, approval, distribution, labeling, packaging, storage, record keeping, marketing, import/export, and promotion of drugs, biologics, and medical devices, as well as other types of medical products.

Requirements Applicable to Drugs and Biologics in the United States

In the United States, the FDA regulates drugs and biologics under the Federal Food, Drug and Cosmetic Act, or FDCA, the Public Health Service Act, or PHSA, and implementing regulations. Section 505 of the FDCA prohibits the introduction of a new drug into interstate commerce without an FDA approved application for marketing authorization under either section 505(b) or section 505(j). Applications under FDCA section 505 include the NDA, the ANDA and the “505(b)(2)” application. Section 351 of the PHSA imposes a similar requirement for biological products. Applications under PHSA section 351 include the BLA, and the biosimilar application.

The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the development process, approval process, or after approval may subject a company to significant sanctions, including refusal to approve pending applications, withdrawal of an approval, clinical holds, warning letters, product recalls, product seizures, injunctions, fines, refusals of government contracts, restitution, disgorgement, or other civil or criminal penalties.

Preapproval Regulation

The process required by FDA before a drug or biologic may be marketed in the United States requires numerous steps, including the following:

•	Completion of pre-clinical laboratory tests, animal studies, and other studies in accordance with current good laboratory practices, or cGLPs, or other applicable regulations;

•	Submission to FDA of an IND, which must become effective before the product can be tested in humans, and which must contain pre-clinical data, together with manufacturing information, analytical data, and any available clinical data or literature;

•	Performance of adequate and well-controlled clinical trials in humans according to FDA’s current good clinical practices, or cGCPs, to establish the safety and efficacy (or safety, purity, and potency in the case of a biologic) of the product for its intended use(s);

•	Submission to FDA of an NDA for a new drug, or a BLA for a biological product;

•	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the product is produced to assess compliance with FDA’s current good manufacturing practices, or cGMPs, and to assure that the facilities, methods, and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

•	FDA review and approval of the NDA or BLA.

Before testing new drugs or biologics in humans, the product enters the pre-clinical testing phase. Pre-clinical tests include laboratory evaluations of the product’s chemical and/or biological characteristics, as well as animal studies that assess various aspects of the product candidate’s safety and efficacy. Before commencing clinical trials, the sponsor must submit the results of the pre-clinical tests, together with manufacturing information, analytical data, and any available clinical data or literature, to FDA as part of the IND. The sponsor must also include an initial protocol detailing the first phase of the proposed clinical investigation and must update the IND with subsequent protocols if the clinical program advances beyond early testing. The IND automatically becomes effective 30 days after receipt by FDA unless the FDA imposes a clinical hold within that 30-day time period. If FDA institutes a clinical hold, the sponsor must resolve any and all concerns to FDA’s satisfaction before clinical trials under the IND can begin. The FDA may also impose clinical holds on a product candidate at any time before or during clinical trials due to safety concerns or non-compliance with GCPs or other regulations.

Each clinical protocol must be submitted to the IND for FDA review, and to an Institutional Review Board (IRB) for approval. Protocols detail, among other things, the objectives of the clinical trial, dosing procedures, subject inclusion and exclusion criteria, and the parameters to be used to monitor subject safety. An IRB is charged with protecting the welfare and rights of study participants, giving consideration to whether the risks to individual study participants are minimized and reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative, and must monitor the clinical trial until completed.

Clinical testing of a new drug or biologic generally proceeds in three phases, though in some cases they may overlap and/or be combined:

•	Phase 1. Phase 1 includes the initial introduction of an investigational new drug or biologic in humans with the targeted disease or healthy volunteers. These studies are designed to evaluate the safety, dosage tolerance, and other characteristics of the investigational product, and if possible, to gain initial evidence of efficacy. Phase 1 trials typically include 20 to 80 participants.

•	Phase 2. Phase 2 testing includes clinical trials designed to evaluate the effectiveness of the investigational product for a particular indication(s) in patients with the targeted disease, to determine optimal dosage, and to identify possible adverse side effects. Phase 2 clinical trials are typically conducted in a small patient population, usually involving no more than several hundred participants.

•	Phase 3. Phase 3 clinical trials are conducted in an expanded patient population and are typically conducted at geographically dispersed sites. They are intended to further evaluate dosage, clinical effectiveness, and safety, as well as to establish the overall benefit-risk ratio of the product, and to provide the primary basis for approval. Phase 3 clinical trials usually involve several hundred to several thousand participants.

Sponsors must submit progress reports at least annually to FDA, detailing the results of the clinical trials. The sponsor must also submit written IND safety reports to FDA and to the investigators describing serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. FDA, the sponsor, or the sponsor’s data safety monitoring board may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to unacceptable health risks. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution for a variety of reasons, including that if the clinical trial is not being conducted in accordance with the IRB’s requirements, that patient rights are not being adequately protected, or if the drug or biologic has been associated with unexpected serious harm to patients. Additionally, sponsors of most clinical trials are required to submit certain registry and results information for inclusion in a publicly available registry data bank.

U.S. Review and Approval Process

The results of pre-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the product, proposed labeling, and other relevant information are submitted to FDA as part of an NDA or BLA requesting approval to market the product. The submission of an NDA or BLA is typically subject to the payment of substantial user fees. In addition, under the Pediatric Research Equity Act of 2003, or PREA, an NDA or BLA must contain data to assess the safety and effectiveness of the drug or biologic for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. FDA may grant deferrals for submission of data or full or partial waivers.

FDA reviews all NDAs and BLAs submitted to ensure that they are sufficiently complete for substantive review before accepting them for filing. FDA may request additional information rather than accept an application for filing. Once an application is accepted for filing, FDA begins an in-depth substantive review to determine, among other things, whether a drug is safe and effective (or, for biologics, whether the product is safe, pure, and potent) for its intended use(s) and whether the manufacturing controls are adequate to assure and preserve the product’s identity, strength, quality, and purity. Before approving an application, FDA typically inspects the facility where the product is manufactured in order to ensure compliance with cGMPs. FDA will also determine whether a REMS is necessary to assure the safe use of the product. If the FDA concludes that a REMS is necessary, the applicant must submit a proposed REMS. The FDA will not approve a marketing application without a REMS, if required.

FDA may refer an application to an Advisory Committee for a recommendation as to whether the application should be approved. An Advisory Committee is a panel of experts who provide advice and recommendations to the agency. FDA is not required to follow an Advisory Committee’s recommendations.

The development and approval process is lengthy and resource-intensive. For additional information regarding our research and development costs, see “Critical Accounting Policies—Research and Development” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Ultimately, FDA may refuse to allow a clinical program to begin, terminate a clinical development program after it has started, require submission of additional pre-clinical or clinical data, and/or refuse to approve an application for numerous reasons. Even if an applicant submits all of the data requested by FDA, the agency may ultimately decide that the application does not satisfy the criteria for approval. In addition, even if a product is approved, the scope of the approval may be significantly limited in terms of patient populations, indications, other conditions of use, and/or restrictions on distribution and use (e.g., through a REMS). FDA could also require significant contraindications, warnings, or precautions be included in the product labeling.

Patent Term Restoration and Exclusivity

Under the Hatch-Waxman Act, certain U.S. patents are eligible for a limited patent term extension of up to five years in order to compensate the sponsor of a new drug or biologic for patent term lost during product testing and FDA review. Only one patent per drug or biologic is eligible for the extension.

Also under Hatch-Waxman, drugs that are new chemicals entities, or NCEs, are eligible for a five-year data exclusivity period. During this period, FDA may not accept for review an ANDA or a 505(b)(2) application submitted by another company that relies on any of the data submitted by the innovator company. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. Hatch-Waxman also provides three years of data exclusivity for an NDA, 505(b)(2) application, or NDA supplement that is not an NCE if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed essential to approval. During this period, FDA will not approve an application filed by a third party for the protected conditions of use that relies on any of the data that was submitted by the innovator company. Neither exclusivity period blocks the approval of full applications submitted to FDA (i.e., NDAs) that do not rely on the pioneer’s data. Neither of these Hatch-Waxman data exclusivities applies to biologics approved pursuant to the PHSA.

The Biologics Price Competition and Innovation Act of 2009, or BPCIA, created a 12-year exclusivity period for innovator biologics approved pursuant to the PHSA. FDA therefore cannot approve a biosimilar application relying on a specific reference product until 12 years after the reference product is first licensed. BLA supplements are not eligible for any additional exclusivity. In addition, a BLA is not entitled to the 12-year exclusivity period if it is a subsequent application filed by the same manufacturer or sponsor as an earlier application (or a licensor, predecessor in interest, or other related entity), if the subsequent application relates to: (1) a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device, or strength, or (2) a modification to the structure of the biological product that does not result in a change in safety, purity, or potency. FDA has yet to define many of the key terms in this exclusivity provision, so the robustness of exclusivity for biologics is somewhat uncertain.

Under the Orphan Drug Act, special incentives exist for companies to develop products for diseases or conditions that affect fewer than 200,000 people in the United States. Products designated as orphan drugs are eligible for special incentives. Companies must submit their request that the FDA grant a drug orphan designation prior to submission of an NDA or BLA for that product. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity prevents FDA approval of applications by others for the same drug for the designated orphan disease or condition for a period of seven years. Orphan drug exclusivity does not prevent FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. In addition, FDA may approve a subsequent application from another entity for the same drug for the same orphan disease or condition if the FDA determines that the subsequent product is clinically superior, or that the holder of the orphan drug exclusivity cannot assure the availability of sufficient quantities of the drug to meet the public’s need.

Post-Approval Requirements

Any FDA-approved drug or biologic is subject to continuing regulation by FDA. Post-approval requirements include, among other things, record keeping and reporting requirements, packaging requirements, requirements for reporting of adverse drug experiences, import/export controls, restrictions on advertising and promotion, and cGMP requirements. FDA strictly regulates labeling, advertising, and promotion of drugs and biologics. Such products may be promoted only for the FDA-approved indications and in accordance with the provisions of the FDA-approved label. FDA periodically inspects manufacturing facilities to ensure that the product is being manufactured in accordance with cGMPs and the specifications outlined in the NDA or BLA. Manufacturing facilities must be registered with FDA, and companies must list all of the drugs and biologics they manufacture with FDA. As a condition of approval, FDA could also impose a Phase 4 study or trial to further assess the benefit/risk profile of the product, which could require the expenditure of significant time and resources. Postmarket data may cause the agency to seek significant changes in the labeling for the product including new warnings or a REMS. Separately, FDA may impose post-approval clinical study requirements or mandate safety labeling changes based on new safety information. FDA also has authority to withdraw approval for the product if it determines that the benefits of the product no longer outweigh the risks.

Many states also regulate the manufacture and distribution of drugs and biologics and require companies to register in order to manufacture or distribute products in the state. Failure to comply with these federal and state requirements could subject a company to significant sanctions, including withdrawal of an approval, warning letters, product recalls, product seizures, injunctions, fines, refusals of government contracts, or civil or criminal penalties.

Requirements Applicable to Medical Devices in the United States

FDA regulates, among other things, the development, testing, manufacturing, labeling, marketing, and distribution of medical devices. The level of regulation applied by FDA generally depends on the class into which the medical device falls: Class I, II, or III. Class I medical devices present the lowest risk, and Class III medical devices present the highest risk. In general, the higher class of device, the greater the degree of regulatory control. All devices, for example, are subject to “General Controls,” which include:

•	Establishment registration by manufacturers, distributors, re-packagers, and re-labelers;

•	Device listing with FDA;

•	Good manufacturing practices;

•	Labeling regulations; and

•	Reporting of adverse events.

Class II medical devices are subject to General Controls, but also Special Controls, including special labeling requirements, mandatory performance standards, additional postmarket surveillance, and specific FDA guidance.

Most Class I devices are exempt from FDA premarket review or approval. With some exceptions, Class II devices may be marketed only if FDA “clears” the medical device through the 510(k) process, which requires a company to show that the device is “substantially equivalent” to certain devices already on the market. Again with some exceptions, Class III devices are approved through a PMA, which generally requires an applicant to submit data from clinical trials that establish the safety and effectiveness of the device. Clinical data is sometimes required for a 510(k) application as well. Manufacturers conducting clinical trials with medical devices are subject to similar requirements as those conducting clinical trials with drugs or biologics. For example, a manufacturer must obtain an investigational device exemption, or IDE to test a significant risk device in humans, must comply with GCPs (which for devices are called quality system regulations, or QSRs), and must obtain IRB approval.

FDA has broad post-market regulatory and enforcement powers with respect to medical devices, similar to those for drugs and biologics. For example, medical devices are subject to detailed manufacturing standards under FDA’s QSRs and specific rules regarding labeling and promotion. Medical device manufacturers must also register their establishments and list their products with FDA.

States also impose regulatory requirements on medical device manufacturers and distributors, including registration and record-keeping requirements. Failure to comply with the applicable federal and state medical device requirements could result in, among other things, refusal to approve or clear pending applications, withdrawal of an approval or clearance, warning letters, product recalls, product seizures, total or partial suspension of production, fines, refusals of government contracts, restitution, disgorgement, or other civil or criminal penalties.

Other U.S. Healthcare Laws and Compliance Regulations

In the U.S., our activities are subject to regulation by various federal, state, and local authorities in addition to the FDA, including the Centers for Medicare & Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), and the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, as well as state and local governments. For example, sales and marketing activities as well as scientific/educational grant programs and other interactions with health care providers must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, the privacy provisions of the Health Insurance Portability and Accountability Act, or HIPAA, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements may apply.

Under the Veterans Health Care Act, or VHCA, companies are required to offer innovator drugs and biological products at reduced price to a number of federal agencies, including the U.S. Department of Veterans Affairs and the U.S. Department of Defense, the Public Health Service, and certain private Public Health Service-designated entities in order to participate in other federal funding programs including Medicare and Medicaid. Participation under the VHCA requires submission of pricing data and calculation of discounts and rebates pursuant to complex statutory formulas, as well as the entry into government procurement contracts governed by the Federal Acquisition Regulations. In addition, legislative changes require that VHCA discounted prices be offered via a rebate system for products distributed to retail pharmacies dispensed to TRICARE beneficiaries. Participation under the VHCA requires submission of pricing data and calculation of discounts and rebates pursuant to complex statutory formulas, as well as the entry into government procurement contracts governed by the Federal Acquisition Regulations. In order for a manufacturer’s outpatient drug and biological products to be covered under Medicaid, the manufacturer must enter into a rebate agreement with CMS, which requires the payment of substantial rebates to state Medicaid programs and the reporting of certain pricing information to CMS on a monthly and quarterly basis. For drugs that are covered under Medicare Part B, the manufacturer must report average sales price, or ASP, to CMS on a quarterly basis. Failure to report this information in a timely and accurate manner can lead to substantial civil and criminal penalties and to liability under the False Claims Act. In order for a manufacturer’s products to be covered under Medicare Part D, the manufacturer must enter into a Medicare Coverage Gap Discount Agreement, which requires the manufacturer to reimburse a Part D plan for 50% of the negotiated price of any prescription for one of its products dispensed to a Medicare beneficiary in the Part D coverage gap or “donut hole.”

The Affordable Care Act includes new reporting and disclosure requirements for pharmaceutical and device manufacturers with regard to payments or other transfers of value made to certain health care providers. The first report, covering August to December 2013, was due in March 2014. Subsequent reports must be submitted annually. Reports submitted under these new requirements are placed on a public database. If we fail to provide these reports, or if the reports we provide are not accurate, we could be subject to significant penalties. A related provision of the Affordable Care Act requires pharmaceutical companies to annually report samples distributed to physicians, though the law does not include any specific penalties for failure to submit these reports.

We are subject to strict regulation under federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws, physician self-referral laws, false claims laws, and others. The federal Anti-Kickback Statute, for example, prohibits persons from soliciting, offering, receiving, or providing remuneration to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as Medicare or Medicaid. The federal False Claims Act prohibits presenting claims that seek payment from Medicare, Medicaid, or other federal government payors that are false or fraudulent.

In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical and biological products in a state. In certain states, this includes manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials, and other activities, or register their sales representatives. Many of these laws also prohibit certain sales and marketing practices. In addition, all of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

In addition to those laws and regulations described above, other federal and state laws that could affect our operations include:

•	The U.S. Foreign Corrupt Practices Act, or FCPA, which prohibits companies from making certain improper payments to foreign officials, and which requires companies to maintain certain record keeping procedures;

•	State and federal laws governing human subject research and animal testing;

•	Occupational Safety and Health, or OSHA, requirements; and

•	State and local laws and regulations on the handling and disposal of medical waste.

Foreign Regulatory Requirements

In addition to laws and regulations in the U.S., we will be subject to a variety of foreign laws and regulations governing clinical trials and commercial sales and distribution of our products to the extent we choose to sell those products outside of the U.S. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country and the time may be longer or shorter than that required to obtain FDA approval. The requirements governing other aspects of drug, biologic, and medical device development, testing, licensing, manufacturing, sales and marketing, distribution, pricing and reimbursement vary greatly from country to country.

COMPETITION

Competition in our business is intense and characterized by extensive research efforts, rapid technological progress and an increasing rate of generic product approvals. Technological developments by competitors, earlier regulatory approval for marketing competitive products, including generic versions of our products, such as those launched against Colazal in December 2007 and Pepcid in 2010, or superior marketing capabilities possessed by competitors could adversely affect the commercial potential of our products and could have a material adverse effect on our revenue and results of operations. We believe that there are numerous pharmaceutical and biotechnology companies, including large, well-known pharmaceutical companies and generic manufacturers, as well as academic research groups throughout the world, engaged in research and development efforts with respect to pharmaceutical products targeted at the diseases and conditions addressed by our current and potential products. Developments by others might render our current and potential products obsolete or otherwise non-competitive. Competitors might be able to complete the development and regulatory approval process sooner and, therefore, market their products earlier than us. Many of our competitors have greater financial, marketing and personnel resources and development capabilities than we do.

In addition, certain of our competitors may market lower-priced products from foreign countries that have placed price controls on pharmaceutical products. Proposed federal legislative changes may expand consumers’ ability to import lower-priced versions of our products and competing products from Canada and other developed countries. Further, several states and local governments have implemented importation schemes for their citizens and, in the absence of federal action to curtail such activities, other states and local governments may launch importation efforts. The importation of foreign products that compete with our own products could negatively impact our business and prospects.

The existence of numerous competitive products may put downward pressure on pricing and market share, which in turn may adversely affect our business, financial condition and results of operations.

In addition, if approved, our investigational drugs will compete with many other drug and biologic products that are already entrenched in the marketplace, and face competition from other product candidates currently under development by our competitors.

Xifaxan 550 mg competes with lactulose, which is offered by Cumberland Pharmaceuticals, Inc., or Cumberland, and various generic manufacturers.

Xifaxan 200 mg competes with many products, including ciprofloxacin, commonly known as “Cipro®” and marketed by Bayer.

Apriso competes with many products, including:

•	branded 5-aminosalicylate, or 5-ASA, prescription products (such as Asacol®, Delzicol®, Lialda®, Pentasa®, and Dipentum®); and

•	generic 5-ASA prescription products (such as sulfasalzine, mesalamine, balsalazide disodium and olsalazine).

Uceris competes directly and indirectly with many other products, including:

•	branded 5-ASA prescription products (such as Asacol HD, Delzicol, Lialda and Pentasa);

•	generic 5-ASA prescription products (such as sulfasalzine, mesalamine and balsalazide disodium);

•	generic prescription corticosteroids (such as prednisone and hydrocortisone);

•	branded and generic prescription immunosuppressive products (such as aziothioprine and 6-mercaptopurine); and

•	branded anti-TNF-a prescription products (such as Remicade® and Humira®).

MoviPrep competes with many products, including:

•	branded liquid PEG prescription products (such as Colyte, Golytely, Halflytely, SuPrep, Suclear and Nulytely, Trilyte and Prepopik);

•	generic liquid PEG prescription products (such as PEG 3350 and Electrolytes marketed by Novel and Mylan); and

•	Various over-the-counter, or OTC, products.

OsmoPrep is currently the only FDA-approved tablet bowel cleansing product being marketed in the U.S.

Zegerid (branded and authorized generic) competes with many other products, including:

•	branded PPI prescription products (such as Nexium®, Aciphex® and Dexilant®);

•	generic PPI prescription products (such as delayed-release omeprazole, delayed-release lansoprazole and delayed-release pantoprazole);

•	OTC PPI products (such as Nexium, Prilosec OTC®, Prevacid® 24HR and store-brand versions); and

•	other prescription and/or OTC acid-reducing agents (such as histamine-2 receptor antagonists and antacids).

Glumetza and Cycloset compete with many products, including:

•	other branded immediate-release and extended-release metformin products (such as Fortamet®, Glucophage® and Glucophage XR®);

•	branded extended-release metformin combination products (such as Janumet®XR and Kombiglyze®XR);

•	generic immediate-release and extended-release metformin products; and

•	other prescription diabetes treatments.

Cycloset also competes with many other products, including:

•	dipeptidyl peptidase IV inhibitors, or DPP-4, products (such as Januvia® and Onglyza®);

•	glucagon-like peptide 1, or GLP-1, receptor agonist products (such as Byetta®, Victoza® and Bydureon®);

•	thiazolidinedione, or TZD, products (such as Avandia® and Actos®); and

•	sulfonylureas products (such as Amaryl® and Glynase®).

Relistor competes with many products in the OIC markets for advanced illness/palliative care and for chronic, non-cancer pain, although the products below may not be approved for the treatment of OIC in advanced illness patients and/or Chronic Non-cancer Pain patients:

•	branded prescription products (such as Amitiza, Movantik, Kristalose, Linzess and Entereg);

•	OTC products (such as Kondremul, Miralax, Fleets Phosphosoda and Milk of Magnesia saline laxatives, Dulcolax, Senokot and Colace).

In addition, various companies are developing new products that may compete with our products. For example, Depomed, the licensor of Glumetza, has licensed rights to use its extended-release patents in combination with canagliflozin, a sodium-glucose transporter-2, or SGLT2, compound being developed by Janssen Biotech, Inc., or Janssen. Depomed has also licensed rights to use its extended-release metformin patents to Boehringer Ingelheim for use with certain fixed dose combination products that include proprietary Boehringer Ingelheim compounds.

EMPLOYEES

As of December 31, 2014, we had approximately 1,000 full-time employees. We believe that our future success will depend in part on our continued ability to attract, hire, and retain qualified personnel, including sales and marketing personnel in particular. Competition for such personnel is intense, and there can be no assurance that we will be able to identify, attract, and retain such personnel in the future. None of our employees is represented by a labor union. We have not experienced any work stoppages and generally consider our relations with our employees to be good.

Item 1A.	Risk Factors

This report contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in this report. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this report and in any documents incorporated in this report by reference.

If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and stockholders might lose all or part of their investment.

Salix and Valeant must obtain required approvals and governmental and regulatory consents to consummate the transaction, which, if delayed, not granted or granted with unacceptable conditions, may delay or jeopardize the consummation of the transaction, and/or result in additional expenditures of money and resources.

The transaction is subject to several closing conditions. These closing conditions include, among others:

•	the tender of a sufficient number of Salix shares to satisfy the minimum conditions of the Offer; and

•	the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act.

We cannot assure you that a sufficient number of Salix shares will be tendered in the Offer or that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. This could result in a failure to consummate the transaction or have a material adverse effect on Salix’s business and results of operations.

Failure to consummate the transaction with Valeant could negatively impact the share price and the future business and financial results of Salix.

If the transaction is not consummated, the ongoing businesses of Salix may be adversely affected and, without realizing any of the benefits of having consummated the transactions, Salix will be subject to a number of risks, including the following:

•	Salix will be required to pay costs and expenses relating to the proposed transaction;

•	the current price of Salix common stock may reflect a market assumption that the merger will occur, meaning that a failure to complete the transaction could result in a material decline in the price of Salix common stock;

•	if the merger agreement is terminated under specified circumstances, Salix may be required to pay to VPI a termination fee of $356.4 million plus out-of-pocket expenses of Valeant, VPI and Merger Sub up to a maximum of $50 million;

•	matters relating to the transactions (including integration planning) may require substantial commitments of time and resources by Salix management, which could otherwise have been devoted to other opportunities that may have been beneficial to Salix; and

•	Salix also could be subject to litigation related to any failure to consummate the transaction or related to any enforcement proceeding commenced against Salix to perform its obligations under the merger agreement.

If the transaction is not consummated, these risks may materialize and may adversely affect Salix’s business, financial results and share price.

We depend heavily on sales of Xifaxan and certain of our other marketed products. If future sales of these marketed products might be less than expected, it could have a material adverse effect on our business.

We currently actively market and sell more than 20 products. We expect Xifaxan, which was launched in mid-2004 for the treatment of TD, and approved and launched in March 2010 for the treatment of HE, to continue to be our most significant source of revenue in the future. If sales of our marketed products decline or if we experience product returns significantly in excess of estimated amounts recorded, particularly with respect to Xifaxan, it would have a material adverse effect on our business, financial condition and results of operations.

The degree of market acceptance of our products among physicians, patients, healthcare payors and the medical community will depend upon a number of factors including:

•	the timing of regulatory approvals and product launches by us or competitors, and including any generic or OTC competitors;

•	perceptions by physicians and other members of the healthcare community regarding the safety and efficacy of our products;

•	price increases, and the price of our products relative to other drugs or competing treatments;

•	patient and physician demand;

•	adverse side effects or unfavorable publicity concerning our products or other drugs in our class;

•	the results of product development efforts for new indications;

•	the scope and timing of additional marketing approvals and favorable reimbursement programs for expanded uses;

•	the availability of sufficient commercial quantities of the products; and

•	our success in getting other companies to distribute our products outside of the U.S. gastroenterology, hepatology and colorectal surgery markets

Please also see the discussion of certain expected impacts to our results of operations from the level of inventory held by our wholesalers under Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Revenues.”

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the convertibles notes, notes and credit facilities described below.

Our convertible senior notes due 2015, or 2015 Notes, which have a face amount of approximately $345.0 million, mature on May 15, 2015. Our convertible senior notes due 2019, or 2019 Notes, have a face amount of approximately $690.0 million. The 2015 Notes may be converted by holders thereof pursuant to the terms thereof until the close of business on the second scheduled trading day immediately preceding their stated maturity date. The 2019 Notes (collectively with the 2015 Notes, the Convertible Notes) may be converted by holders thereof pursuant to the terms thereof unless the conditions precedent to such conversion right, which are currently satisfied, cease in the future to be satisfied. In July 2014 we notified the trustee for each of the Convertible Notes that we had elected to satisfy any conversion of the Convertible Notes submitted thereafter by paying a combination of cash and stock, with the face amount of the Convertible Notes so converted to be paid in cash and any conversion consideration in excess of such amount to be paid in stock. There can be no assurance that we will have sufficient cash and/or liquidity to satisfy the Convertible Notes at their respective maturities or at the time of any conversion of the Convertible Notes by the holders thereof without seeking other sources of financing to refinance such indebtedness or alternative measures to reduce cash payment obligations thereunder, which such financing or alternative measures may not be available on acceptable terms or at all.

In addition, if our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of the credit agreement, or the Credit Agreement, governing our $1.2 billion term loan facility, or the Term Loan B Facility, and our $150.0 million five-year senior secured revolving credit facility, or the Revolving Credit Facility, the indenture governing the $750 million in aggregate principal amount of our 6.00% notes due 2021, or the 2021 Notes, and other existing or future debt instruments may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The credit agreement and the indenture governing the 2021 Notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The Credit Agreement does not include any financial maintenance covenants, with the exception that if more than 25% of the Revolving Credit Facility is being utilized, the total leverage ratio requirement (measured as of the last day of each quarter), which decreases over time, must be satisfied. At December 31, 2014 we were not in compliance with the total leverage ratio requirement under the Credit Agreement, which means, among other things, we are unable to utilize more than 25% of the Revolving Credit Facility. Accordingly, we may be required to seek other sources of financing, which may not be available on acceptable terms or at all. At December 31, 2014, there were no borrowings outstanding under the Revolving Credit Facility.

Regulatory approval of our product candidates is time-consuming, expensive and uncertain, and could result in unexpectedly high expenses.

Development of our products is subject to extensive regulation by governmental authorities in the United States and other countries. To market a new drug in the U.S., we must submit to the FDA and obtain FDA approval of an NDA or a BLA. An NDA or BLA must be supported by extensive clinical and preclinical data, as well as extensive information regarding chemistry, manufacturing and controls, or CMC, to demonstrate the safety and effectiveness of the applicable product candidate. The FDA’s regulatory review of NDAs and BLAs is becoming increasingly focused on product safety attributes, and even if approved, our product candidates may not be approved for all indications requested and such approval may be subject to limitations on the indicated uses for which the product candidate may be marketed, restricted distribution methods or other limitations. In addition, the FDA’s large workload has led to delays in its review of NDA submissions, which could require us to incur significant unexpected expenses or delay or limit our ability to sell product candidates for which we have not yet received regulatory approval.

Failure can occur at any stage of clinical testing. The clinical study process may fail to demonstrate that our product candidates are safe for humans or effective for their intended uses. Our clinical tests must comply with FDA and other applicable U.S. and foreign regulations, including a requirement that they be conducted in accordance with good clinical practices. We may encounter delays based on our inability to timely enroll enough patients to complete our clinical studies. We may suffer significant setbacks in advanced clinical studies, even after showing promising results in earlier studies. Based on results at any stage of clinical studies, we may decide to discontinue development of a product candidate. In addition, we or the FDA may suspend clinical studies at any time if the patients participating in the studies are exposed to unacceptable health risks or if the FDA finds deficiencies in our applications to conduct the clinical studies or in the conduct of our studies.

If regulatory approval of any product is granted, it will be limited to those indications for which the product has been shown to be safe and effective, as demonstrated to the FDA’s satisfaction through clinical studies. In addition, before the FDA approves one of our investigational drugs, the FDA may choose to conduct an inspection of one or more clinical or manufacturing sites. These inspections may be conducted by the FDA both at U.S. sites as well as overseas. Any restrictions on the ability of FDA investigators to travel overseas to conduct such inspections, either because of financial or other reasons including political unrest, disease outbreaks or terrorism, could delay the inspection of overseas sites and consequently delay FDA approval of our investigational drugs.

To market drugs outside the U.S., we and current or future collaborators must comply with numerous and varying regulatory requirements of other countries. Regulatory approval procedures vary among countries and can involve additional product testing and additional administrative review periods, including obtaining reimbursement approval in select markets. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.

In addition to the general development and regulatory risks described above, each of our investigational drugs is subject to additional risks that may cause us to incur significant additional costs and the FDA, or applicable foreign regulator, may ultimately refuse to approve of one or more of our product candidates. As explained in the risk factor below regarding the FDA’s ability to require significant additional clinical testing for our product candidates, the number, types, and timing of preclinical studies and clinical trials required by the FDA depend on a variety of factors. If we experience delays or setbacks for any reason, our product development costs will increase and we may decide to abandon a product candidate entirely. If any of our product candidates fail to receive regulatory approval, we will have incurred significant expenses without the possibility of generating revenues, which could have a material adverse effect on our business.

The FDA may require significant additional clinical testing for our product candidates, and we may not receive regulatory approval for some or all of these product candidates.

The number and types of preclinical studies and clinical trials that will be required for NDA or BLA approval varies depending on the drug, the disease or the condition that the drug is designed to target and the regulations applicable to any particular drug. We could encounter problems that cause us to repeat or perform additional preclinical studies, CMC studies or clinical studies. Our clinical studies might be delayed or halted, or additional studies might be required, for various reasons, including:

•	the drug is not effective;

•	patients experience severe side effects during treatment;

•	patients do not enroll in the studies at the rate expected;

•	drug supplies are not sufficient to treat the patients in the studies; or

•	we decide to modify the drug during testing.

For example, in August 2010, the FDA accepted our NDA for rifaximin for IBS-D, and gave us an action date of December 7, 2010. In October 2010, the FDA informed us that it was extending the action date by three months to provide for a full review and extended our action date to March 7, 2011. We received a CRL on March 7, 2011. The FDA had determined that the Xifaxan 550 mg sNDA was not ready for approval, primarily due to a newly expressed need for retreatment information. On August 29, 2014, we submitted our response to the March 7, 2011 CRL. The FDA has informed us that it considers our resubmission of the sNDA to be accepted for review. The resubmission is considered a class 2 response to CRL and was initially assigned a user fee goal date of February 28, 2015, which has since been extended to May 27, 2015. There is no assurance, however, that the FDA will approve rifaximin for IBS-D in a timely manner, or at all.

Regulatory approvals, even if granted, might entail ongoing requirements or restrictions on marketing. These requirements or restrictions, or inquiries into our marketing practices, could increase our expenses and limit revenue.

Regulatory approvals might entail ongoing requirements for post-marketing studies or limit how or to whom we can sell our products. Even if we obtain regulatory approvals, labeling and promotional activities are subject to continual scrutiny by the FDA and other federal and state authorities. For example, in 2008, the FDA required us to put a “black box” warning on the OsmoPrep and Visicol labels regarding potential kidney damage that could result from their use, and a “black box” warning for Metozolv regarding tardive dyskensia which could result from its use. We believe these warnings contributed to reduced sales of those products, and they could limit future sales of these products.

In addition, we periodically receive inquiries from authorities, including specifically the Office of Prescription Drug Promotion of the FDA, regarding compliance with marketing and other regulations. Responding to inquiries from authorities can be costly and divert the time and attention of our senior management from our business operations and result in increased legal expenses. The laws and regulations regarding off-label promotion and the authorities’ interpretation of them might increase our expenses, impair our ability to effectively market our products, and limit our revenue.

On February 1, 2013, we received a subpoena from the U.S. Attorney’s Office for the Southern District of New York requesting documents regarding our sales and promotional practices for Xifaxan, Relistor and Apriso. The Company is in the process of responding to the subpoena and intends to cooperate fully with the subpoena and related government investigation, which has and will continue to increase our legal expenses, and might require management time and attention. Currently, we cannot predict or determine the timing or outcome of this inquiry or its impact on our financial condition or results of operations.

We may be unable to accurately forecast wholesaler demand and monitor wholesaler inventory levels of our major products. Although we attempt to monitor wholesaler inventory, we also rely on third party information, which is inherently uncertain and may not be accurate, to assist us in monitoring estimated inventory levels and prescription trends. Inaccurate forecast of the demand for, and inventory levels of, a product may cause our revenues to deviate significantly from expectations, which could adversely affect our operating results, as well as our stock price.

The substantial majority of sales of our products are to wholesale pharmaceutical distributors who, in turn, sell the products to pharmacies, hospitals, group purchasing organizations and other customers. Four wholesale pharmaceutical distributors individually comprised 39%, 26%, 18% and 9%, respectively, of our total gross product sales for the year ended December 31, 2014.

Historically, we have not had distribution services agreements with any of our major wholesale distributors and accordingly have had no control over their buying patterns, which have fluctuated in response to, among other things, their inventory levels of our products, discounts we have offered, anticipated future price increases or other factors that did not directly correlate to end-user demand. We announced in November 2014 that we were negotiating with our principal wholesalers to enter into distribution services agreements for each of the products in our portfolio and that we expected these distribution services agreements to be finalized and become effective in the first quarter of 2015, but we have subsequently agreed in our merger agreement with Valeant that we will not enter into any distribution services agreement pending the completion of the merger without Valeant’s consent (such consent not to be unreasonably withheld, conditioned or delayed). As a result, if we do not enter into these distribution services agreements, we will be delaying the benefits of the distribution services agreements we had intended to enter into prior to entering into the Valeant merger agreement, which included enabling us to better forecast revenue and expenses.

As discussed in Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” notwithstanding delaying entering into distribution services agreements, we intend to reduce wholesaler inventory levels of Xifaxan 550, Apriso and Uceris to approximately 3 months at or before the end of 2015, depending on future demand for these products, as previously announced. We believe this is an appropriate level of inventory for our products given the prescription growth rates of our products and other relevant factors. Even after the inventory held by wholesalers has reached desired levels, the wholesalers will make estimates to determine end-user prescription demand, and may not be completely effective in matching their inventory levels to actual end-user prescription demand.

In addition to wholesalers, inventory is held at retail pharmacies and other non-wholesale locations over whose buying patterns we also have no control. Adverse changes in economic conditions and other factors may cause retail pharmacies to reduce their inventories of our products, which would reduce their orders from wholesalers and, consequently, the wholesalers’ orders from us, even if end-user prescription demand has not changed. As a result, changes to inventory levels held by wholesalers may cause our operating results to fluctuate unexpectedly if our sales to wholesalers do not match end-user prescription demand, which could adversely affect our operating results, as well as our stock price.

Our intellectual property rights might not afford us with meaningful protection, which could result in substantial costs to us and negatively affect our revenues by impacting our pricing and sales volume as well as royalties and other payments owed to us by third parties.

The intellectual property rights protecting our products might not afford us with meaningful protection from generic and other competition. In addition, because our strategy is to in-license or acquire pharmaceutical products which typically have been discovered and initially researched by others, future products might have limited or no remaining patent protection due to the time elapsed since their discovery.

Competitors could also design around any of our intellectual property or otherwise design competitive products that do not infringe our intellectual property.

For instance, we commenced litigation during 2014 against Par and Mylan and in 2015 against Par, Actavis and Alvogen, which have launched Paragraph IV challenges against certain of our products. A Paragraph IV challenge arises when an ANDA includes certification by the competing company that, in that company’s opinion, its product does not infringe another company’s listed patents or that those patents are invalid or unenforceable. See Part I. Item 3. “Legal Proceedings” and Note 14 to Consolidated Financial Statements for additional information. If competitors are successful in such claims, we could experience reduced revenues from lower sales volume, the need to reduce our prices, or both.

In addition, upon expiration of patent protection, our drugs could become subject to generic competition, which could negatively affect our product pricing and sales volume. We experienced this result with Colazal, which was our largest selling drug prior to 2008, when generic competition began following expiration of our intellectual property for Colazal. See Part I. Item 1. “Business—Patents and Proprietary Rights” for additional information about the existing intellectual property protection for our products.

Any litigation in which we become involved to enforce intellectual property rights could also result in substantial cost to us. In addition, claims by others that we infringe their intellectual property could be costly. Our patent or other proprietary rights related to our products might conflict with the current or future intellectual property rights of others. Litigation or patent interference proceedings, either of which could result in substantial cost to us, might be necessary to defend any patent and other intellectual property to which we have rights or to determine the scope and validity of other parties’ proprietary rights. The defense of patent and other intellectual property claims is both costly and time-consuming, even if the outcome is favorable. Any adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease selling one or more of our products. We might not be able to obtain a license to any third-party technology that we require to conduct our business, or, if obtainable, that technology might not be available at a reasonable cost.

We also rely on trade secrets, proprietary know-how and technological advances, which we seek to protect, in part, through confidentiality agreements with collaborative partners, employees and consultants. These agreements might be breached and we might not have adequate remedies for any such breach. In addition, our trade secrets and proprietary know-how might otherwise become known or be independently developed by others.

Intense competition might render our products noncompetitive or obsolete.

Competition in our business is intense and characterized by extensive research efforts and rapid technological progress. Technological developments by competitors, regulatory approval for marketing competitive products, including potential generic or OTC products, or superior marketing resources possessed by competitors could adversely affect the commercial potential of our products and could have a material adverse effect on our revenue and results of operations. We believe that there are numerous pharmaceutical and biotechnology companies, including large well-known pharmaceutical companies, as well as academic research groups, engaged in research and development efforts with respect to pharmaceutical products targeted at diseases and conditions addressed by our current and potential products. Developments by others might render our current and potential products obsolete or noncompetitive. Competitors might be able to complete the development and regulatory approval process sooner and, therefore, market their products earlier than we can.

Many of our competitors have greater financial, marketing and personnel resources and development capabilities than we do. For example, many large, well-capitalized companies already offer products in the United States and Europe that target the indications for:

•	Xifaxan for HE, including lactulose (various manufacturers);

•	Xifaxan for TD, including ciprofloxacin, commonly known as Cipro (Bayer);

•	Apriso, including Asacol HD and Delzicol (Actavis plc, or Actavis), sulfasalazine (Pfizer Pharmaceuticals, or Pfizer), Dipentum (Alaven), Pentasa and once-a-day Lialda (Shire Pharmaceuticals Group, or Shire) and three generic balsalazide disodium capsule products;

•	Uceris, including Asacol HD and Delzicol (Actavis), Lialda and Pentasa (Shire), Remicade (Janssen) and Humira (AbbVie Inc., or AbbVie);

•	OsmoPrep and MoviPrep, including Colyte (Meda Pharmaceuticals), Golytely (Braintree Laboratories, Inc., or Braintree), Halflytely (Braintree), SuPrep (Braintree), Suclear (Braintree), and Nulytely (Braintree), Trilyte (Alaven Pharmaceutical LLC, or Alaven) and Prepopik (Ferring Pharmaceuticals, Inc.), as well as potential generics from Novel or others;

•	Zegerid, including Nexium (AZ), Aciphex (Eisai Inc.) and Dexilant (Takeda Pharmaceuticals, Inc., or Takeda) and various generics and OTI PPI products;

•	Glumetza, including Fortamet (Andrx Laboratories LLC), Glucophage and Glucophage XR (Bristol Myers Squibb, or BMS), various generics and other prescription diabetes treatments;

•	Relistor for OIC, including OTC laxatives (various manufacturers), Amitiza (Sucampo), Movantik (AstraZeneca plc, or AZ), Kristalose (Cumberland), and Entereg (Cubist Pharmaceuticals, Inc.);

•	Solesta, including various OTC antidiarrheals, fiber, stool softeners and laxatives (various manufacturers), biofeedback, the medical device Inter Stim (Medtronic) and sphincteroplasty surgery;

•	Metozolv ODT, including Reglan (Ani Pharmaceuticals, Inc.), and various generics;

•	Cycloset, including Januvia (Merck), Onglyza (BMS), Byetta (Amylin Pharmaceuticals, Inc., or Amylin), Victoza (Novo Nordisk Inc.), Bydureon (Amylin), Avandia (SB PharmCo), Actos (Takeda), Amaryl (Sanofi Aventis), Glynase (Pharmacia & Upjohn, Inc.) and various branded and generic metformin products;

•	Fenoglide, including Trico (AbbVie), Antara (Lupin Atlantis), Lipofen (Cipher Pharmaceuticals, Inc.), Lopid (Pfizer), Trilipix (AbbVie) and other prescription treatments for primary hyperlipidemia, mixed dyslipidemia and hypertriglyceridemia (such as statins and niacin); and

Ruconest, including Cinryze (Shire), Berinert (CSL Behring), Kalbitor (Dyax) and Firazyr (Shire).

Failure to integrate our acquired businesses into our operations successfully could adversely affect our business.

Our strategy is to identify and acquire rights to products that we believe have potential for near-term regulatory approval or are already approved, through the purchase or license of products and purchase of companies. Our integration of the operations of acquired products and businesses, including Santarus, which we acquired on January 2, 2014, required significant efforts, including the coordination of information technologies, research and development, sales and marketing, operations, manufacturing and finance. These efforts resulted in additional expenses and involved significant amounts of management’s time. In addition, acquisitions may result in our assumption of unknown and/or unexpected, and perhaps material, liabilities. Factors that will affect the success of our acquisitions, include the strength of the acquired companies’ or products’ underlying technology, our ability to execute our business strategy, results of clinical trials, regulatory approvals and reimbursement levels of the acquired products and related procedures, our ability to adequately fund acquired in-process research and development projects and retain key employees, and our ability to achieve financial and operational synergies with our acquired companies and products, such as by increasing sales of our products, achieving cost savings and effectively combining technologies to develop new products. Our failure to manage successfully and coordinate the growth of these acquisitions could have a material adverse impact on our business. In addition, we cannot be certain that the businesses or products we acquire will become profitable or remain so or that we will realize that operational cost savings or other expected synergies of an acquisition. If an acquisition is not successful, we may record related asset impairment charges in the future.

We could be exposed to significant product liability claims that could prevent or interfere with our product commercialization efforts.

We have been in the past and might continue to be subjected to product liability claims that arise through the testing, manufacturing, marketing and sale of our products. We currently have liability coverage for both clinical trials and the commercialization of our products other than claims with regard to OsmoPrep and Visicol filed prior to August 31, 2010, but it is possible that this coverage and any future coverage will be insufficient to satisfy any liabilities that arise. We would have to assume defense of the lawsuits and be responsible for damages, fees and expenses, if any, that are awarded against us or for amounts in excess of our product liability coverage. These claims could expose us to significant liabilities that could prevent or interfere with our product commercialization efforts. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. In the future, we might not be able to obtain adequate coverage at an acceptable cost or might be unable to obtain adequate coverage at all.

If government and other third-party payors do not provide coverage or reimburse patients for our products, our ability to derive revenues might suffer.

Our success will depend in part on the extent to which government and health administration authorities, private health insurers and other third-party payors will pay for our products. Reimbursement for newly approved healthcare products is uncertain. We acquired our first medical devices in December 2011, one of which was launched in 2011, and we are navigating the complex medical device reimbursement system.

In the United States and elsewhere, third-party payors, such as Medicaid, are increasingly challenging the prices charged for medical products and services. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products. In the United States, a number of legislative and regulatory proposals aimed at changing the healthcare system have been passed in recent years, including the Affordable Care Act. Many significant changes in this legislation did not take effect until 2014. These changes to the healthcare system could increase our costs and reduce the amount we can charge for our products. In addition, an increasing emphasis on managed care in the United States has and will continue to increase pressure on pharmaceutical and medical device pricing. While we cannot predict whether legislative or regulatory proposals will be adopted or what effect those proposals or managed care efforts, including those relating to Medicaid payments, might have on our business, the announcement and/or adoption of such proposals or efforts could increase costs and reduce or eliminate profit margins, which could have a material adverse effect on our business, financial condition and results of operations. Third-party insurance coverage might not be available to patients for our products. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products might be reduced.

Our ability to generate revenue in the future will depend in part on our success in in-licensing or acquiring additional pharmaceutical products or medical devices.

We currently intend to in-license or acquire additional pharmaceutical products or medical devices, as we did with crofelemer and Uceris (budesonide) rectal foam, that have been developed beyond the initial discovery phase and for which late-stage human clinical data is already available, or as we did with Relistor, Deflux and Solesta, that have already received regulatory approval. As we have grown, there are fewer of these opportunities that are large enough to have a material impact on our revenues, and we might encounter more competition from larger companies for these opportunities. These kinds of pharmaceutical products and medical devices might not be available to us on attractive terms or at all. To the extent we acquire rights to additional products, we might incur significant additional expense in connection with the development and, if approved by the FDA, marketing of these products.

Certain of our products require supplies of raw materials that may be subject to uncertainty.

Raw material used in the production of Fulyzaq is obtained from Croton lechleri trees growing in certain South American countries while a key raw material for Relistor grows in Tasmania, Australia Our ability to obtain reliable supplies of these products is not entirely within our control. Failure to obtain these raw materials or delay in their delivery to us, whether due to international, political or economic conditions or otherwise, could adversely affect our ability to have the relevant products manufactured or, with respect to additional indications for the products, delay our ability to develop the new indications and obtain regulatory approval for them, which could prevent us from generating related revenue.

We do not have any manufacturing facilities and are dependent on third parties to manufacture our products.

We own no manufacturing facilities, and we have limited capabilities in manufacturing pharmaceutical products. We do not generally expect to engage directly in the manufacturing of products, but instead contract with and rely on third-party vendors for these services. A limited number of contract manufacturers exist which are capable of manufacturing our marketed products and our product candidates, and, with respect to certain of our products, such as Uceris, a single manufacturer serves as our sole supplier. In addition, in the case of Xifaxan, a single company converts our rifaximin supply into Xifaxan drug product.

Our manufacturers must comply with U.S. regulations, including cGMP regulations relating to manufacturing, packaging, documentation, quality control and quality assurance, and their facilities must be inspected and approved by the FDA and other regulatory agencies on an ongoing basis. We may be subject to serious consequences if our manufacturers are found to have deficiencies in their manufacturing processes, and/or their overall cGMP compliance (particularly in the case of sole suppliers), including potential delays in the regulatory approval process for our drug candidates and recalls of our commercialized products. For example, in April 2010 we received a CRL from the FDA related to our NDA for Giazo. The sole issue raised in this letter concerned a deficiency of the manufacturing facility for this application, which delayed FDA approval almost two years. Given our ongoing dependence on third-party vendors for the supply and manufacture of material for use in clinical trials and for commercial product, our manufacturing strategy presents the following risks:

•	the manufacture of products might be difficult to scale up when required and result in delays, inefficiencies and poor or low yields of quality products;

•	some of our contracts contain purchase commitments that require us to make minimum purchases that might exceed our needs or limit our ability to negotiate with other manufacturers, which might increase costs;

•	the cost of manufacturing certain products might make them prohibitively expensive;

•	delays in scale-up to commercial quantities and any change in manufacturers could delay clinical studies, regulatory submissions and commercialization of our products;

•	manufacturers are subject to the FDA’s cGMP regulations and similar foreign standards, and we do not have control over compliance with these regulations by the third-party manufacturers;

•	if we need to change manufacturers, transfers of technical expertise would be required which would include educating the new manufacturer in the processes necessary for the production of our products, which might take extensive amounts of time or might not be successful; and

•	if we need to change manufacturers, FDA and comparable foreign regulators might require additional testing and compliance inspections prior to the new manufacturer being qualified for the production of our products.

Any manufacturing defect or error discovered after products have been produced and distributed could result in even more significant consequences, including:

•	additional delays, warning letters and fines;

•	product recalls or seizures and injunctions on sales;

•	refusal of the FDA to review pending applications;

•	total or partial suspension of production;

•	withdrawals of previously approved marketing applications;

•	damage to our reputation; and

•	product liability claims, civil penalties and criminal prosecutions.

In addition, the occurrence of manufacturing-related compliance issues could require subsequent withdrawal of the drug approval, reformulation of the drug product, additional testing or changes in labeling of the finished product. Any delay, interruption or cessation of production by our third-party manufacturers or strategic partners of our commercial products or product candidates, or their respective materials and components, as a result of any of the above factors or otherwise, may limit our ability to meet demand for commercial products and/or delay ongoing clinical trials, either of which could have a material adverse effect on our business, results of operations and financial condition.

We have recently experienced changes in our management team, which may cause transition problems in our business.

We have recently experienced changes in our senior management team. Effective January 30, 2015, Carolyn J. Logan, our former President and Chief Executive Officer, retired. Thomas W. D’Alonzo, the Chairman of our Board of Directors, was appointed Acting Chief Executive Officer, and William Bertrand, Jr., our Senior Vice President, Legal, General Counsel and Corporate Secretary, was appointed Acting Chief Operating Officer. Additionally, effective November 5, 2014, Adam C. Derbyshire, our former Executive Vice President, Finance and Administration, and Chief Financial Officer, resigned, and Timothy J. Creech, Senior Vice President, Finance and Administrative Services, was appointed Acting Chief Financial Officer. We have not yet recruited permanent replacements for our Chief Executive Officer and Chief Financial Officers positions or determined whether the Chief Operating Officer position will become permanent.

Any significant leadership change or executive management transition involves risk and failure to effectively transfer knowledge or otherwise conduct a smooth leadership transition process could hinder our strategic planning, execution and future performance, which could materially and adversely affect our business, results of operations, and financial condition. Uncertainty regarding the timing or effectiveness of our management transition process may also harm our reputation and adversely affect the trading price of our common stock.

Because our business and industry are highly regulated and scrutinized, any failure to follow applicable laws and regulations could result in litigation or government enforcement actions that could have a material adverse effect on our business, results of operations and financial condition.

Our business and industry are highly regulated and scrutinized, and subject to litigation risks, including product liability risks described above and the risk of government enforcement actions. We are subject to extensive and complex laws and regulations, including but not limited to, health care “fraud and abuse” laws, such as the federal False Claims Act, the federal Anti-Kickback Statute, other state and federal laws and regulations, and, with respect to our international operations, U.S. laws such as the FCPA, local laws such as the UK Bribery Act 2010 and various foreign laws and regulations. While we have developed and implemented a corporate compliance program designed to promote compliance with applicable laws and regulations, we cannot guarantee that this program will protect us from governmental investigations or other actions or lawsuits stemming from a failure or alleged failure to be in compliance with such laws or regulations. In recent years, there has been a heightened risk of governmental investigations into pharmaceutical companies’ sales and promotional practices for their products, including off-label uses, as evidenced by recent enforcement activity and/or pronouncements by the Office of Inspector General of the Department of Health and Human Services, the Department of Justice and state attorneys general. Matters underlying governmental investigations may also be the subject of private litigation. See the risk factor entitled “Regulatory approvals, even if granted, might entail ongoing requirements or restrictions on marketing. These requirements or restrictions, or inquiries into our marketing practices, could increase our expenses and limit revenue” above, and Part I. Item 3. “Legal Proceedings” for information about a pending federal government investigation concerning our sales and promotional practices for Xifaxan, Relistor and Apriso. If we are not successful in defending ourselves or asserting our rights in this investigation, or any other investigation or litigation, we could incur significant damages, fines or other penalties, which could have a material adverse effect on our business, results of operations and financial condition.

We are subject to numerous environmental laws and regulations and any failure to comply with such laws and regulations could have a material adverse effect on our business and results of operations.

Our research, development and manufacturing efforts, and those of third parties that research, develop and manufacture our products and product candidates on our behalf or in collaboration with us, involve the controlled use of hazardous materials, including chemicals, viruses, bacteria and various radioactive compounds, and are therefore subject to numerous U.S. and international environmental and safety laws and regulations and to periodic inspections for possible violations of these laws and regulations. In addition, we, and our collaborators and third-party manufacturers may also become subject to laws and regulations related to climate change, including the impact of global warming. The costs of compliance with environmental and safety laws and regulations are significant, and the costs of complying with climate change laws could also be significant. Any violations, even if inadvertent or accidental, of current or future environmental, safety or climate change laws or regulations could subject us to substantial fines, penalties or environmental remediation costs, or cause us to lose permits or other authorizations to operate affected facilities, any of which could adversely affect our operations.

We are subject to complex laws and regulations governing our employees and contractors and any failure to comply with such laws and regulations could have a material adverse effect on our business, results of operations and financial condition.

The laws and regulations applicable to our relationships with our employees and contractors are complex, extensive and fluid, and are subject to evolving interpretations by regulatory and judicial authorities. Failure to comply with these laws and regulations could result in significant damages, orders and/or fines and therefore could adversely affect our business, results of operations and financial condition.

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Our results of operations might fluctuate from period to period, and a failure to meet the expectations of investors or the financial community at large could result in a decline in our stock price.

As they have in the past, our results of operations might fluctuate significantly on a quarterly and annual basis due to, among other factors:

•	the timing of regulatory approvals and product launches by us or competitors, including potential generic or over-the-counter competitors;

•	the level of revenue generated by commercialized products, including potential (1) increased purchases of inventory by wholesalers in anticipation of potential price increases or introductions of new dosages or bottle sizes, and subsequent lower than expected revenue as the inventory is used, or (2) decreased purchases of inventory by wholesalers (or wholesaler demands for increased product discounts) as a result of wholesalers holding a significant number of months of inventory of our key products;

•	the timing of any up-front payments that might be required in connection with any future acquisition of product rights;

•	the timing of milestone payments that might be required to our current or future licensors;

•	fluctuations in our development and other costs in connection with ongoing product development programs;

•	the level of marketing and other expenses required in connection with product launches and ongoing product growth;

•	the timing of the acquisition and integration of businesses, assets, products and technologies; and

•	general and industry-specific business and economic conditions.

Please also see the discussion of certain expected impacts to our results of operations from the level of inventory held by our wholesalers under Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Revenues.”

We are a holding company that depends on cash flows from our wholly owned subsidiaries to meet our obligations.

We are a holding company conducting substantially all of our operations through our subsidiaries, and all of our consolidated operating assets are held by our subsidiaries. Accordingly, we rely on the operations of our subsidiaries to fund payments on our indebtedness. Our subsidiaries are legally distinct from us and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. We and certain of our subsidiaries have entered into agreements limiting the ability of these subsidiaries to incur consensual encumbrances or restrictions on their ability to pay dividends or make other intercompany payments to us, but these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

Our stock price is volatile.

Our stock price has been extremely volatile and might continue to be, making owning our stock risky. Between January 1, 2012 and December 31, 2014, the price of a share of our common stock varied from a low of $37.52 to a high of $172.98.

The securities markets have experienced significant price and volume fluctuations unrelated to the performance of particular companies, including as a result of the current credit and economic crisis. In addition, the market prices of the common stock of many publicly traded pharmaceutical and biotechnology companies have in the past been and can in the future be expected to be especially volatile. Announcements of strategic transactions, prescription trends, technological innovations or new products by us or our competitors, generic approvals, developments or disputes concerning proprietary rights, publicity regarding actual or potential medical results relating to products under development by us or our competitors, regulatory developments in both the United States and other countries, public concern as to the safety of pharmaceutical products, economic and other external factors, period-to-period fluctuations in financial results, and stock market speculation regarding any of these factors, might have a significant impact on the market price of our common stock.

Provisions in our charter documents and under Delaware law could discourage a takeover or changes in our current directors or management that stockholders consider favorable.

Provisions in our certificate of incorporation and amended and restated bylaws could have the effect of discouraging, delaying or preventing a takeover or other change of control of us or the removal of our current directors and management, even if these events could be beneficial to stockholders. These provisions, which could also limit the price that investors might be willing to pay for our common stock, include the following:

•	Our stockholders may not act by written consent. As a result, a stockholder, or stockholders, controlling a majority of our common stock would not be able to take certain actions without holding a stockholders’ meeting.

•	Our board of directors may issue, without stockholder approval, up to 5,000,000 shares of undesignated preferred stock. The ability to issue undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

•	Only our board of directors has the right to elect directors to fill vacancies created by the expansion of the board of directors or the resignation, death, or removal of directors, which prevents stockholders from being able to fill vacancies on our board of directors.

•	Stockholders must provide advance notice to nominate individuals for election to our board of directors or to propose matters that can be acted upon at a stockholders’ meeting. These provisions might discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

Implementing our plan to decrease wholesaler inventory levels will adversely affect our revenues.

In connection with the Audit Committee’s review of Salix’s financial statements and related disclosures, our Audit Committee and management determined that wholesaler inventory levels of XIFAXAN® 550, APRISO® and UCERIS® were greater than our current target of approximately three months. In order to reduce wholesaler inventory levels to meet this target by the end of 2015, we intend to sell to our wholesalers amounts of XIFAXAN® 550, APRISO® and UCERIS® that are less than end user demand until the target levels are reached. As a result, our revenue and cash flows were decreased in the fourth quarter of 2014 and may be decreased in the full year 2015, compared to prior periods. In addition, wholesalers may demand increased discounts on our products, which could further decrease revenue and cash flows, and it may take longer than anticipated to reach our target wholesaler inventory levels, which could result in decreased revenues and cash flows for a longer period than anticipated.

The SEC is conducting an investigation into possible securities law violations, which may adversely affect our financial condition, results of operations and the price of our common stock.

The Audit Committee of the Board of Directors of the Company has retained outside counsel and is conducting an internal investigation of disclosures of inventory amounts in the distribution channel and related issues in press releases, on analyst calls, and in the Company’s various SEC filings. That investigation includes certain accounting issues identified during the course of the investigation, including returns of Giazo, marketing fees paid to a wholesaler, and the Company’s practices for recognizing revenue for shipments made to another wholesaler on or after October 1, 2013, and resulted in our restating our financial results for 2013 and the first three quarters of 2014. The Audit Committee has notified the SEC Enforcement Staff that it is conducting this investigation, and has had meetings with the SEC Enforcement Staff with respect to the Audit Committee’s investigation. Moreover, counsel to the Audit Committee has voluntarily provided relevant documents to the SEC Enforcement Staff, and is cooperating with the SEC Enforcement Staff in the SEC’s investigation. The Company has received information requests from the SEC and the Company expects to receive subpoenas for documents and testimony during the course of the SEC’s investigation.

We cannot predict the outcome or the duration of the SEC investigation or any other legal proceedings or enforcement that may arise out of the SEC investigation. We also could be subjected to other lawsuits and could become the subject of other regulatory inquiries or investigations in addition to the SEC investigation now underway. If we are subject to adverse findings in any proceedings, we may be required to incur costs, or pay damages or penalties or have other remedies imposed upon us which could have a material adverse effect on our financial condition and results of operations.

Responding to the SEC investigation could divert management’s attention from managing our day-to-day operations. Additionally, expenses that may arise from responding to the SEC investigation, management’s review of responsive materials, any related litigation or other associated activities may be significant. Current and former employees, officers and directors may seek indemnification, advancement or reimbursement of expenses from us, including attorneys’ fees, with respect to the current investigation or future proceedings related to this matter, if any such investigation or proceeding involves such employees, officers and directors personally. In addition, the SEC investigation may adversely affect our ability to obtain, or increase the cost of obtaining, directors’ and officers’ liability and other types of insurance. These events could adversely affect our financial condition, results of operations and the price of our common stock.

We have restated certain prior consolidated financial statements, which may lead to additional risks and uncertainties, including shareholder litigation and governmental investigation, loss of investor confidence, and negative impacts on our stock price.

As discussed in our 2013 Form 10-K/A, we restated our audited consolidated financial statements for the year ended December 31, 2013, and our unaudited condensed consolidated financial statements for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014. The determination to restate these financial statements was made by our Audit Committee, after discussion with management and our independent registered public accounting firm, Ernst & Young LLP, following the identification of certain errors in its accounting, which are primarily associated with the timing of recognition of certain revenue, revenue-reducing returns and discounts, and expenses. As a result of these events, we have become subject to a number of additional risks and uncertainties, including substantial unanticipated costs for accounting and legal fees in connection with or related to the restatement and potential shareholder litigation and governmental investigation. We will incur additional substantial defense costs regardless of the outcome of such litigation. Likewise, such events may cause a diversion of our management’s time and attention. If we do not prevail in any such litigation or governmental investigation, we could be required to pay substantial damages or settlement costs. In addition, the fact that we have completed a restatement may lead to a loss of investor confidence and have negative impacts on the trading price of our common stock.

If we are unable to maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected.

Maintaining effective internal control over financial reporting is necessary for us to produce reliable financial statements. In connection with the filing of this Form 10-K, management, including our Acting Chief Executive Officer and Acting Chief Financial Officer, evaluated the effectiveness of our internal control over financial reporting as of December 31, 2014. Based on this evaluation using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework (2013 framework), management has concluded that we did not maintain effective internal control over financial reporting as of December 31, 2014 because we did not (1) establish and maintain adequate procedures and controls for (a)

product returns and for the communications between our sales and accounting/finance functions to record agreed upon returns and (b) the recognition of revenue for sales to customers with FOB Destination shipping terms, (2) comply with established policies to properly obtain, evaluate, review and approve agreements with customers and (3) periodically review and assess our account classification policies in light of changes in our organization, management and personnel over time, and the effect of non-routine transactions. These control deficiencies also resulted in the restatement of our audited consolidated financial statements as of December 31, 2013 and for the year then ended, and the restatement of the unaudited quarterly condensed consolidated financial information for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, as discussed in further detail in our 2013 Form 10-K/A. We are actively engaged in developing remediation plans designed to address these material weaknesses. If we are unable to effectively remediate these material weaknesses or we are otherwise unable to maintain effective internal control over financial reporting, it could result in another material misstatement of our financial statements that would require a restatement, investor confidence in the accuracy and timeliness of our financial reports may be impacted, and the market price of our common stock could be negatively impacted.

The Company, and some of our current and former officers and directors, have been named as parties to various lawsuits arising out of or related to our disclosures regarding certain products, including with respect to disclosures concerning historic wholesaler inventory levels, business prospects and demand, reserves and internal controls and those lawsuits could adversely affect us, require significant management time and attention, result in significant legal expenses or damages, and cause our business, financial condition, results of operations and cash flows to suffer.

Beginning on November 7, 2014, three putative class action lawsuits were filed by shareholders of Salix, each of which generally alleges that Salix and certain former officers and directors violated the federal securities laws in connection with the Company’s disclosures regarding certain products, including with respect to disclosures concerning historic wholesaler inventory levels, business prospects and demand, reserves and internal controls. Additional information regarding the lawsuits may be found in Item 3. Legal Proceedings – Securities Litigation.

We cannot predict the outcome of these lawsuits. The matters which led to our Audit Committee’s review and the restatement of our consolidated financial statements have exposed us to greater risks associated with litigation, regulatory proceedings and government enforcement actions. We and our current and former officers and directors may, in the future, be subject to additional litigation relating to such matters. Subject to certain limitations, we are obligated to indemnify our current and former officers and directors in connection with such lawsuits and any related litigation or settlements amounts. Regardless of the outcome, these lawsuits, and any other litigation that may be brought against us or our current or former officers and directors, could be time-consuming, result in significant expense and divert the attention and resources of our management and other key employees. An unfavorable outcome in any of these matters could exceed coverage provided under potentially applicable insurance policies, which is limited. Any such unfavorable outcome could have a material effect on our business, financial condition, results of operations and cash flows. Further, we could be required to pay damages or additional penalties or have other remedies imposed against us, or our current or former directors or officers, which could harm our reputation, business, financial condition, results of operations or cash flows.

Item 2. Properties

We currently lease approximately 215,000 square feet of office space in Raleigh, North Carolina. We also lease a small amount of additional space in Palo Alto, California and Edison, New Jersey. Santarus’s former office facility consists of approximately 40,000 square feet of leased office space in San Diego, California. We have subleased approximately 33,000 square feet of this space. We believe these facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

Item 3. Legal Proceedings

From time to time, we are party to various legal proceedings or claims, either asserted or unasserted, which arise in the ordinary course of business. Management has reviewed pending legal matters and believes that the resolution of such matters will not have a significant adverse effect on our financial condition or results of operations, except as otherwise discussed below.

Product Liability Claims

We are currently and might continue to be subject to product liability claims that arise through the testing, manufacturing, marketing and sale of our products, including claims related to OsmoPrep and Relistor. We are vigorously defending these claims and intend to continue to vigorously defend any future claims. We currently have product liability coverage for all of our products other than with regard to claims filed prior to August 31, 2010 relating to OsmoPrep and Visicol, but it is possible that this coverage, and any future coverage, will be insufficient for any liabilities that may arise in the future. We would have to assume defense of the lawsuits and be responsible for damages, fees, and expenses, if any, that are awarded against us or for amounts in excess of our product liability coverage.

Napo Litigation

On May 5, 2011, Napo filed a lawsuit against us in the Supreme Court of the State of New York, County of New York, alleging that we had engaged in fraudulent conduct, breached our collaboration agreement with Napo dated December 9, 2008, and breached our duty of good faith and fair dealing. Napo also sought a declaratory judgment that it had the right to terminate the collaboration agreement and sought unspecified damages in excess of $150 million. Discovery concluded in this case in 2013, and, on May 31, 2013 we filed a motion for partial summary judgment. On December 24, 2013, the court entered a short-form order granting our motion for partial summary judgment, narrowing the issues in the case. Napo timely appealed that decision to the Appellate Division of the Supreme Court of the State of New York. On January 29, 2014 the Court vacated and replaced portions of the short-form order with an order continuing to grant our motion for partial summary judgment, narrowing the issues in the case. Napo appealed that decision. Trial on the claims remaining in the case commenced on February 10, 2014. On February 25, 2014 the jury rendered its verdict, concluding that we had complied with our contractual obligations in commercializing Fulyzaq in the United States, and thus had not breached the collaboration agreement between the parties. On May 1, 2014, Napo filed an appeal of the jury verdict. Napo’s appeal remains pending in the Appellate Division. We continue to advance our development and commercialization plans for crofelemer in accordance with the collaboration agreement and continue to believe that Napo’s allegations are without merit and its lawsuit baseless.

Apriso Patent Litigation

On February 18, 2014, we and Dr. Falk Pharma filed a patent infringement complaint against Novel in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 6,551,620, 8,337,886, and 8,496,965 based on Novel’s filing of an ANDA seeking approval to market and sell a generic version of Apriso before the expiration of these patents. The filing of this suit within the 45-day response period provided by the Hatch-Waxman Act imposes a 30-month stay of approval of Novel’s ANDA unless the court finds in Novel’s favor prior to that time. The court has scheduled a pretrial evidentiary hearing, known as a Markman hearing, for May 2015 and a trial has been scheduled for November 2015. On January 8, 2015, we and Dr. Falk Pharma filed a second patent infringement complaint against Novel in the U.S. District Court for the District of Delaware. The second complaint alleges infringement of U.S. Patent No. 8,865,688 based on Novel’s amendment to its ANDA seeking approval to market and sell a generic version of Apriso before the expiration of this patent. It is unknown at this time if the Court will consolidate the two actions, and if so, if the aforementioned dates in the first action will be revised. We continue to evaluate our intellectual property protecting Apriso, in which we have full confidence. We intend to vigorously enforce our intellectual property rights. Currently, we cannot predict or determine the timing or outcome of this inquiry or its impact on financial condition or results of operations.

Giazo® Patent Litigation

Par Litigation

On July 17, 2014, we filed a patent infringement complaint against Par and certain other companies in the U.S. District Court for the District of Delaware. This is a civil action for infringement of U.S. Patent No. 6,197,341, or the ‘341 patent, and U.S. Patent No. 8,497,256, or the ‘256 patent, based on Par’s filing of an ANDA seeking approval to market and sell a generic version of Giazo® before the expiration of these patents. The filing of this suit within the 45-day response period provided by the Hatch-Waxman Act imposes a 30-month stay of approval of Par’s ANDA unless the court finds in Par’s favor prior to that time. Par answered our complaint and asserted counterclaims for declaratory judgments of noninfringement and invalidity of the ‘256 patent and the ‘341 patent, as well as counterclaims for declaratory judgments for noninfringement and invalidity of two other patents listed in the Orange Book as covering Giazo® (U.S. Patent No. 7,452,872 and U.S. Patent No. 7,625,884). We have filed our reply to Par’s counterclaims. A Markman hearing is scheduled in October 29, 2015, and a bench trial has been set to begin on June 20, 2016. We continue to evaluate our intellectual property protecting Giazo®, in which we have full confidence. We intend to vigorously enforce our intellectual property rights.

Mylan Litigation

On August 15, 2014, we filed a complaint against Mylan Pharmaceuticals, Inc., or Mylan, in the U.S. District Court for the District of Delaware. This is a civil action for infringement of the ‘341 patent and the ‘256 patent based on Mylan’s filing of an ANDA seeking approval to market and sell a generic version of Giazo before the expiration of these patents. The filing of this suit within the 45-day response period provided by the Hatch-Waxman Act imposes a 30-month stay of approval of Par’s ANDA unless the court finds in Mylan’s favor prior to that time. On September 5, 2014, Mylan filed a Motion to Dismiss for Lack of Jurisdiction Over the Person. On October 6, 2014, we filed our opposition to Mylan’s motion to dismiss, and on October 17, 2014, Mylan filed a reply in support of its motion to dismiss. Mylan’s motion to dismiss for lack of personal jurisdiction in the District of Delaware has now been fully briefed and remains pending. On December 22, 2014, the District of Delaware issued a case scheduling order and consolidated this action against Mylan with our action against Par for all purposes, including trial. A Markman hearing is scheduled for October 29, 2015, and a bench trial has been set to begin on June 20, 2016.

On September 8, 2014, we filed a complaint against Mylan in the Northern District of West Virginia, also within the 45-day response period provided by the Hatch-Waxman. In addition, on January 2, 2015 and before service of the complaint on Mylan in West Virginia, we filed a motion to stay the second-filed West Virginia action, pending resolution of Mylan’s jurisdictional challenge in the District of Delaware. On January 29, 2015, Mylan filed its opposition to our motion to stay. On February 17, 2015, we filed our reply in support of our motion to dismiss, and on February 18, 2015 our motion was granted.

We continue to evaluate our intellectual property protecting Giazo, in which we have full confidence. We intend to vigorously enforce our intellectual property rights.

Uceris® Patent Litigations

Par Litigation

On February 2, 2015, Santarus, Inc. (“Santarus”) and Cosmo Technologies Limited (“Cosmo”) filed a complaint against Par Pharmaceutical, Inc. (“Par”) in the U.S. District Court for the District of Delaware. This case is a civil action for infringement of U.S. Patent Nos. 7,410,651 (“the ‘651 patent”); U.S. Patent No. 7,431,943 (“the ‘943 patent”); U.S. Patent No. 8,293,273 (“the ‘273 patent”); U.S. Patent No. 8,784,888 (“the ‘888 patent”); U.S. Patent No. 8,895,064 (“the ‘064 patent”); and U.S. Patent No. RE 43,799 (“the ‘799 patent”) (collectively, “patents-in-suit”), which are listed in the FDA’s Orange Book as covering Uceris® (budesonide extended-release tablets).

Santarus and Cosmo filed this lawsuit based on Par’s filing of an ANDA with the FDA, which seeks approval to market and sell a generic version of Uceris® in the U.S. before the expiration of the patents-in-suit. The filing of this lawsuit against Par within 45 days of receiving Par’s “Paragraph IV” notice letter, as provided by the Hatch-Waxman Act, imposes an automatic 30 month stay on FDA approval of Par’s ANDA, unless a district court finds that the patents-in-suit are invalid and/or not infringed prior to that date. Par’s answer to this complaint is currently due on February 26, 2015, and a case schedule has not yet been set.

Actavis Litigations

On February 17, 2015, pursuant to the Hatch-Waxman Act, Santarus and Cosmo filed a complaint against Actavis Laboratories FL, Inc. (“Actavis”) in the U.S. District Court for the District of Delaware. This case is a civil action for infringement of the ‘651 patent, the ‘943 patent, the ‘273 patent, the ‘888 patent, the ‘064 patent, and the ‘799 patent (collectively, “patents in suit”), which are listed in the FDA’s Orange Book as covering Uceris® (budesonide extended-release tablets).

Santarus and Cosmo filed this lawsuit based on Actavis’s filing of an ANDA with the FDA, which seeks approval to market and sell a generic version of Uceris® in the U.S. before the expiration of the patents-in-suit. The filing of this lawsuit against Actavis within 45 days of receiving Actavis’s “Paragraph IV” notice letter, as provided by the Hatch-Waxman Act, imposes an automatic 30 month stay on FDA approval of Actavis’s ANDA, unless a district court finds that the patents-in-suit are invalid and/or not infringed prior to that date.

On February 19, 2015, Santarus and Cosmo filed a second complaint against Actavis for infringement of the same six Orange Book patents in the District of New Jersey, also within the 45 day response period provided by the Hatch Waxman Act. A case schedule has not yet been set in either of these actions against Actavis.

Alvogen Litigation

On February 27, 2015, pursuant to the Hatch-Waxman Act, Santarus and Cosmo filed a complaint against Alvogen Pine Brook, Inc. (“Alvogen”) in the U.S. District Court for the District of Delaware. This case is a civil action for infringement of the ‘651 patent, the ‘888 patent, and the ‘799 patent (collectively, “patents in suit”), which are listed in the FDA’s Orange Book as covering Uceris® (budesonide extended-release tablets).

Santarus and Cosmo filed this lawsuit based on Alvogen’s filing of an ANDA with the FDA, which seeks approval to market and sell a generic version of Uceris® in the U.S. before the expiration of the patents-in-suit. The filing of this lawsuit against Alvogen within 45 days of receiving Alvogen’s “Paragraph IV” notice letter, as provided by the Hatch-Waxman Act, imposes an automatic 30 month stay on FDA approval of Alvogen’s ANDA, unless a district court finds that the patents-in-suit are invalid and/or not infringed prior to that date. A case schedule in this action has not yet been set.

We remain committed to protecting our intellectual property rights, including our patent protection for Uceris®.

Zegerid Rx Patent Litigation

In April 2010, the U.S. District Court for the District of Delaware ruled that five patents covering Zegerid capsules and Zegerid powder for oral suspension (U.S. Patent Nos. 6,489,346; 6,645,988; 6,699,885; 6,780,882; and 7,399,772) were invalid due to obviousness. These patents were the subject of lawsuits Santarus filed in 2007 against Par, in response to ANDAs filed by Par with the FDA. The University of Missouri, licensor of the patents, is joined in the litigation as a co-plaintiff. In May 2010, Santarus filed an appeal of the District Court’s ruling to the U.S. Court of Appeals for the Federal Circuit. Par launched its generic version of Zegerid capsules in June 2010.

In September 2012, the U.S. Court of Appeals for the Federal Circuit reversed in part the April 2010 decision of the District Court. The Federal Circuit found that certain claims of the ‘882 patent and the ‘772 patent, which Par had been found to infringe, were not invalid due to obviousness. Following the Federal Circuit’s decision, Par announced that it had ceased distribution of its generic Zegerid capsules product in September 2012. In December 2012, the Federal Circuit remanded the case to the district court for further proceedings pertaining to damages. In February 2013, Santarus filed an amended complaint with the district court for infringement of the ‘772 and ‘882 patents and requested a jury trial with respect to the issue of damages in connection with Par’s launch of its generic version of Zegerid capsules in June 2010. On September 22, 2014, the parties entered into an agreement settling this litigation. Under the settlement agreement, Par agreed not to initiate or assist in any future challenge to the validity or enforceability of the ‘882 patent and the ‘772 patent. Additionally, Par agreed that it will not sell or otherwise commercialize generic versions of Zegerid capsules or Zegerid powder during the term of the ‘882 patent and the ‘772 patent. As part of the settlement agreement, the parties agreed, effective on the date of the filing of the Stipulation of Dismissal by Par, to release all claims asserted against one another in this litigation or arising from Par’s sales of generic versions of Zegerid capsules or Zegerid powder; however, Salix, Santarus and the University of Missouri are not precluded from asserting the validity, enforceability or infringement of the ‘882 patent or the ‘772 patent in any future litigation concerning a generic version of a product other than Par’s generic version of Zegerid capsules. Par made a one-time payment of $100 million to an escrow account approved by Santarus and the University of Missouri, and a Stipulation of Dismissal was filed by Par on September 26, 2014, and entered by the court on September 29, 2014. On January 20, 2015, Santarus and the University of Missouri entered into an agreement to release and allocate the $100 million settlement amount, with Santarus to receive $64 million and the University of Missouri to receive $36 million. Santarus and the University of Missouri also mutually released all claims against each other relating to the settlement of the litigation with Par and the division of the $100 million settlement amount. On January 28, 2015, $64 million was released from the escrow account to Santarus and $36 million was released to the University of Missouri.

Fenoglide Patent Litigation

In January 2013, Santarus filed a lawsuit in the U.S. District Court for the District of Delaware against Mylan Inc. and Mylan Pharmaceuticals Inc., collectively referred to herein as the Mylan entities, for infringement of the patents listed in the Orange Book for Fenoglide 120 mg and 40 mg (U.S. Patent Nos. 7,658,944, and 8,124,125). Veloxis Pharmaceuticals A/S, or Veloxis, is joined in the lawsuit as a co-plaintiff. The lawsuit was filed in response to an ANDA filed with the FDA by the Mylan entities regarding their intent to market a generic version of Fenoglide 120 mg and 40 mg tablets prior to the expiration of the listed patents. Santarus commenced the lawsuit within the requisite 45-day time period, resulting in an FDA stay on the approval of the Mylan entities’ proposed product for 30 months or until a decision is rendered by the District Court, which is adverse to the asserted patents, whichever may occur earlier. Absent a court decision, the 30-month stay is expected to expire in June 2015. In October 2013, Santarus amended the complaint to add an additional patent to the lawsuit (U.S. Patent No. 8,481,078). The Mylan entities have filed an answer in the case that asserts, among other things, non-infringement, invalidity, and failure to state a claim, and has also filed counterclaims. We are not able to predict the timing or outcome of this lawsuit.

DOJ Subpoena

On February 1, 2013, we received a subpoena from the U.S. Attorney’s Office for the Southern District of New York requesting documents regarding our sales and promotional practices for Xifaxan, Relistor and Apriso. The Company is continuing to respond to the subpoena and intends to cooperate fully with the subpoena and related government investigation. Currently, we cannot predict or determine the timing or outcome of this inquiry or its impact on financial condition or results of operations.

Securities Litigation

Beginning on November 7, 2014, three putative class action lawsuits were filed by shareholders of Salix, each of which generally alleges that Salix and certain former officers and directors violated the federal securities laws in connection with the Company’s disclosures regarding certain products, including with respect to disclosures concerning historic wholesaler inventory levels, business prospects and demand, reserves and internal controls. Two of these actions were filed in the U.S. District Court for the Southern District of New York, and are captioned: Woburn Retirement System v. Salix Pharmaceuticals, Ltd., et al., Case No: 1:14-CV-08925 (KMW), and Bruyn v. Salix Pharmaceuticals, Ltd., et al., Case No. 1:14-CV-09226 (KMW). Another action was filed in the U.S. District Court for the Eastern District of North Carolina under the caption Grignon v. Salix Pharmaceuticals, Ltd. et al., Case No. 5:14-cv-00804-D, and has subsequently been voluntarily dismissed. The two actions in New York federal court are currently subject to several pending motions for consolidation and appointment of lead plaintiff.

Santarus Shareholder Litigation

Beginning on November 12, 2013, eleven putative class action lawsuits were filed by shareholders of Santarus seeking to challenge our proposed acquisition of Santarus, which was announced on November 7, 2013. Nine of these actions were filed in the Delaware Court of Chancery, one was filed in California Superior Court (San Diego County) and one was filed in the U.S. District Court for the Southern District of California. These actions generally allege that the members of the Santarus board of directors breached their fiduciary duties to Santarus’s shareholders by failing to maximize the value of Santarus and by making inadequate or misleading disclosures regarding the proposed merger, and that Santarus, we and certain of our subsidiaries aided and abetted those breaches of fiduciary duty. The complaint in the action pending in California federal court also asserts causes of action on behalf of the individual plaintiff for alleged violations of certain sections of the Exchange Act. These actions generally sought, among other things, to enjoin the merger, unspecified damages and fees. On December 9, 2013, Santarus and its directors filed a motion to stay the action pending in California Superior Court.

On December 11, 2013, the Delaware Court of Chancery consolidated the nine actions pending in that court, appointed lead counsel for the plaintiffs, and designated the amended complaint filed by plaintiff Imad Ahmad Khalil on December 9, 2013 as the operative complaint in the consolidated Delaware litigation. On December 20, 2013, the parties in the Delaware litigation reached an agreement in principle, subject to full documentation, to resolve the plaintiffs’ claims in that action in exchange for certain supplemental disclosures that Santarus included in an amended Schedule 14D-9 it filed on that date. We completed our merger with Santarus on January 2, 2014. The parties in the Delaware litigation executed a Memorandum of Understanding reflecting the terms of their agreement in principle on January 17, 2014 and, on January 23, 2014, Santarus and its directors filed a renewed motion to stay the action pending in California Superior Court, and we filed a separate motion to stay that action in favor of the Delaware litigation, which the court granted. On February 12, 2014, the parties in the action pending in California federal court filed a joint motion to stay that action pending a decision by the Delaware Court of Chancery regarding final approval of the proposed settlement of the Delaware litigation, and the California federal court granted that motion on February 13, 2014.

The parties in the Delaware litigation completed confirmatory discovery in February 2014, and executed final settlement documents on October 23, 2014, which were subject to approval by the Delaware Court of Chancery. The settlement documents in the Delaware litigation provided that, upon final approval by the Delaware Court of Chancery, the plaintiffs’ claims in the Delaware litigation and the litigation pending in the California Superior Court and California federal court would be released. No objections to the settlement were made in the Delaware litigation, and, on January 22, 2015, the Delaware Court of Chancery held a final settlement approval hearing at which it approved the parties’ settlement and granted plaintiffs’ counsel’s unopposed request for $345,000 in attorneys’ fees. The Delaware Court of Chancery awarded $335,000 in attorneys’ fees to the plaintiffs’ counsel in the Delaware litigation and $10,000 in attorneys’ fees to plaintiffs’ counsel in the action pending in the California Superior Court.

Pursuant to the parties’ stipulation of settlement in the Delaware litigation, the plaintiff in the California Superior Court litigation filed a request for dismissal of the complaint with prejudice on February 5, 2015, which the court granted on February 18, 2015. On February 19, 2015, the parties in the California federal court litigation filed a joint request for voluntary dismissal of the complaint without prejudice, which the court granted on February 20, 2015 by an order dismissing the complaint and closing the case.

Cosmo Transaction Shareholder Litigation

On July 18, 2014, Erste-Sparinvest Kapitalanlagegesellschaft M.B.H., a purported shareholder of the Company, filed a putative class action in the Delaware Court of Chancery against us, our directors, Cosmo Pharmaceuticals S.p.A., or Cosmo Parent, Cosmo and Sangiovese, LLC. The Erste-Sparinvest complaint alleged that our directors had breached their fiduciary duties in connection with the proposed merger contemplated by the agreement and plan of merger and reorganization announced on July 8, 2014, among us, Cosmo Parent, Cosmo and Sangiovese, LLC. The complaint also alleges that the entity defendants aided and abetted those breaches. The complaint sought, among other relief, an order permanently enjoining the merger and damages in an unspecified amount. On August 26, 2014, Michael M. Cebrik, another purported shareholder of the Company, filed a second putative class action in the Delaware Court of Chancery seeking to enjoin the proposed merger among us, Cosmo Parent, Cosmo and Sangiovese, LLC. The Cebrik complaint named the same defendants as the Erste-Sparinvest complaint, asserted substantially similar claims and sought the same remedies. On October 1, 2014, plaintiffs’ counsel submitted a letter to the Delaware Court of Chancery requesting consolidation of the Erste-Sparinvest and Cebrik actions and appointment of co-lead counsel, and the Delaware Court of Chancery granted plaintiffs’ request later the same day.

On October 3, 2014, we announced that we had reached an agreement with Cosmo Parent to terminate our previously-announced merger agreement. Under the terms of the termination, we made a $25 million payment to Cosmo Parent. On October 16, 2014, following the termination of the merger agreement challenged in the consolidated Delaware action, the plaintiffs voluntarily dismissed their claims without prejudice. On October 22, 2014, the Delaware court approved the dismissal of plaintiffs’ claims.

Valeant Transaction Shareholder Litigation

On February 25, 2015, a putative class action was filed by Roberta Feinstein in the Delaware Court of Chancery seeking to challenge Valeant’s proposed acquisition of Salix, captioned Feinstein v. Valeant Pharmaceuticals International, Inc., et al., C.A. No. 10721 (the “Feinstein Action”). The complaint in the Feinstein Action generally alleges that the members of our board of directors breached their fiduciary duties to our shareholders by allegedly entering into a proposed merger with Valeant, which was announced on February 22, 2015, pursuant to which Valeant will acquire all outstanding shares of Salix in an all cash tender offer for $158 per share. The plaintiff in the Feinstein Action alleges that the members of our board of directors agreed to the proposed merger with Valeant at an unfair price as a result of an unreasonable process. As of February 26, 2015, we have not been served with process in this matter.

Item 9A. Control and Procedures

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

Disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) are designed only to provide reasonable assurance that information to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. As of the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Acting Chief Executive Officer and Senior Vice President, Finance and Administrative Services, and Acting Chief Financial Officer, of the effectiveness of the Company’s disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(e). Based upon this evaluation, the Company’s Acting Chief Executive Officer and Senior Vice President, Finance and Administrative Services, and Acting Chief Financial Officer have concluded that our disclosure controls and procedures are not effective to provide the reasonable assurance discussed above.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Our internal control over financial reporting is designed to provide reasonable assurance to our management and board of directors regarding the preparation and fair presentation of published financial statements. A control system, no matter how well designed and operated, can only provide reasonable, not absolute, assurance that the objectives of the control system are met. Because of these inherent limitations, management does not expect that our internal controls over financial reporting will prevent all error and all fraud. Under the supervision and with the participation of our management, including our Acting Chief Executive Officer and our Senior Vice President, Finance and Administrative Services, and Acting Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework (the 2013 framework) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control—Integrated Framework (the 2013 framework), our management concluded that our internal control over financial reporting was not effective as of December 31, 2014.

In particular, our evaluation indicated that we did not (1) establish and maintain adequate procedures and controls for (a) product returns and for the communications between our sales and accounting/finance functions to record agreed upon returns and (b) the recognition of revenue for sales to customers with FOB Destination shipping terms, (2) comply with established policies to properly obtain, evaluate, review and approve agreements with customers and (3) periodically review and assess our account classification policies in light of changes in our organization, management and personnel over time, and the effect of non-routine transactions. Management concluded that these deficiencies were material weaknesses as defined in the Securities and Exchange Commission regulations. These control deficiencies resulted in the misstatement of our financial disclosures for the year ended December 31, 2013, and our unaudited consolidated financial information for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

Remediation Plan

We are actively engaged in developing and implementing remediation plans designed to address these material weaknesses. The actions that we are taking are subject to ongoing senior management review and Audit Committee oversight. Management believes the foregoing efforts will effectively remediate the material weaknesses in the first quarter of 2015. As we continue to evaluate and work to improve our internal control over financial reporting, management may execute additional measures to address potential control deficiencies or modify its remediation plans and will continue to review and make necessary changes to the overall design of our internal controls.

The effectiveness of our internal control over financial reporting as of December 31, 2014, has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included on page F-2 herein.

Changes in Internal Control over Financial Reporting

There was no change in our internal controls over financial reporting during the fourth quarter of the period covered by this Annual Report that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.